EXECUTION VERSION

Exhibit 4.32

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT WAS OMITTED BY MEANS OF MARKING SUCH INFORMATION WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

LOAN AGREEMENT and Guaranty

THIS LOAN AGREEMENT AND GUARANTY is made and dated as of November 19, 2021 and is entered into by and between Mesoblast Limited ACN 109 431 870, an Australian listed public company (“Parent”), Mesoblast UK Limited, a company incorporated in England and Wales with registered number 07596260 whose registered address is 5 New Street Square, London, EC4A 3TW, UK (“Mesoblast UK”), Mesoblast, Inc., a Delaware corporation (“Mesoblast USA”), Mesoblast International Sàrl, a company organized under the laws of Switzerland (“Mesoblast SUI”) and each of Parent’s Subsidiaries that delivers a Joinder Agreement pursuant to Section 7.13 of the Agreement (together with Mesoblast USA and Mesoblast SUI, collectively referred to as the “Borrowers” and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and OAKTREE FUND ADMINISTRATION, LLC, a Delaware limited liability company, in its capacity as administrative agent and collateral agent for itself and the Lender (in such capacity, the “Agent”).

RECITALS

A.	Borrowers have requested Lender to make available to the Borrowers loans in an aggregate principal amount of Ninety Million Dollars ($90,000,000.00) (the “Term Loan”); and
B.	Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, each Loan Party, Agent and Lender agree as follows:

SECTION 1.  DEFINITIONS AND RULES OF CONSTRUCTION

1.1Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“10 Non-Bank Rule” means the rule that the aggregate number of Lenders under this Agreement which are not Swiss Qualifying Banks must not at any time exceed ten (10), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“20 Non-Bank Rule” means the rule that the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks, of the Swiss Obligors under all its outstanding debts relevant for classification as debenture (Kassenobligation) must not at any

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time exceed twenty (20), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

[***]

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, any Loan Party and a third party bank or other institution (including a Securities Intermediary) in which any Loan Party maintains a Deposit Account or an account holding Investment Property and which grants Agent a perfected first priority security interest in the subject account or accounts or, where the relevant Loan Party is an Australian Loan Party, "control" (as defined under the Australian PPS Laws) over such account to the Agent, or in the case of a jurisdiction outside of the United States or Australia, any agreement in favor of Agent pledging the accounts of the applicable Loan Party as security, in form and substance satisfactory to Agent; provided that with respect to a Deposit Account held in Australia by an Australian Loan Party, such agreement shall provide for, inter alia, the agreement by such financial institution or other Person to (following receipt of a notice from the Agent that an Event of Default has occurred and is continuing) act on the instructions of the Agent only in respect of such account and all dispositions and other dealings with the funds in such account, and not to permit such account to be operated without such instructions.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by any Borrower to Agent in substantially the form attached hereto as Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, or (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities.  As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan Agreement and Guaranty, as amended from time to time.

“Allocable Amount” has the meaning given to it in Section 12.8(b).

“Anti‑Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective

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September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“ASIC” means the Australian Securities and Investments Commission.

“Asset Sale” has the meaning given to it in Section 7.8.

“Assignee” has the meaning given to it in Section 11.14.

“ASX” means ASX Limited (ACN 008 624 691), an Australian listed public company, and where the context requires, the Australian Securities Exchange, operated by ASX Limited.

“Average Market Capitalization” means, for a period of determination, the aggregate sum of the Market Capitalization for each trading day during such period divided by the number of trading days in such period.

“Australia” means the Commonwealth of Australia.

“Australian Controller” has the meaning given to the term “controller” in section 9 of the Australian Corporations Act.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) (Australia).

“Australian Indirect Tax” means any goods or services tax, consumption tax, value added tax or any tax of a similar nature arising under the laws of Australia.

“Australian Loan Party” means any Loan Party incorporated or otherwise constituted under the laws of the Commonwealth of Australia.

“Australian PPS Law” means (i) the Personal Property Securities Act 2009 (Cth) (“Australian PPSA”), (ii) any regulations made at any time under the Australian PPSA (“Australian PPS Regulation”), (iii) any legislative instrument made under the Australian PPSA, (iv) any amendment to any of the above, made at any time, or (v) any amendment made at any time to any other legislation as a consequence of an Australian PPS Law referred to in paragraphs (i) to (iv).

“Australian PPSR” means the Personal Property Securities Register established under Australian PPS Law.

“Australian Secured Account” means an Deposit Account located in Australia in relation to which (i) the Agent has a perfected first priority security interest and (ii) the Australian Loan Party has complied with its obligations under section 7.12(b).

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“Australian Security Documents” means the following documents, each in form and substance reasonably satisfactory to Agent: (a) that certain Security Trust Deed, dated on or around the Closing Date, between the Parent and Agent; (b) that certain General Security Deed, dated on or around the Closing Date, between (among others) the Parent and Agent; (c) that certain Specific Security Deed, dated on or around the Closing Date, between Mesoblast USA, Mesoblast SUI and Agent; and (d) any other document that Agent and a Loan Party agree in writing to be an Australian Security Document.

“Australian Tax Consolidated Group” means a “consolidated group” or a “MEC group” as defined in the Australian Tax Act.

“Australian Tax Funding Agreement” means any agreement whereby members of an Australian Tax Consolidated Group have made provision for the funding of the tax liabilities of the Australian Tax Consolidated Group.

“Australian Tax Sharing Agreement” means any agreement which satisfies the requirements in Section 721-25 of the Australian Tax Act for being a valid tax sharing agreement.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(i)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation  as described in the EU Bail-In Legislation Schedule from time to time;

(ii)	in relation to the UK, the UK Bail-In Legislation; and
(iii)

in relation to any state other than such an EEA Member Country and the UK, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“BLA” means a Biologics License Application, submitted to the FDA pursuant to 21 CFR 601.2 for authorization to commercialize a biological product in the United States.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board of Directors” means, with respect to any Person, the board of directors or equivalent management or oversight body of such Person or any committee thereof authorized to act on behalf of such board (or equivalent body).

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“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, labeled, promoted, licensed, marketed, dispensed, manufactured, sold or otherwise commercialized by any Loan Party or which any Loan Party intends to sell, license, distribute or otherwise commercialize in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been designed, labeled, promoted, licensed, marketed, dispensed, manufactured, sold or otherwise commercialized by any Loan Party since its incorporation or formation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York, London or Melbourne, Australia are closed for business.

“Cash” means all cash and Cash Equivalents.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition and having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Services; (b) commercial paper maturing no more than one (1) year after its creation and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is (i) subject to an Account Control Agreement in favor of Agent or (ii) an Australian Secured Account, (d) any money market or similar funds, and (e) investments denominated in the currency of foreign jurisdictions with a maturity of not more than one year from the date of acquisition thereof which are substantially similar (including creditworthiness) to the items specified in clauses (a) – (d) above.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the Parent, the Borrowers or any of their subsidiaries in excess of [***]

“Change in Control” means (a) any reorganization, recapitalization, consolidation, amalgamation or merger (or similar transaction or series of related transactions) in which the beneficial owners (whether direct or indirect) of Parent’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain beneficial ownership of shares representing more than thirty-five percent (35%) of the voting power of and more than thirty-five percent (35%) of the economic interest in Parent or the surviving entity of such transaction or series of related transactions, in each case without regard to whether Parent is the surviving entity; (b) Parent ceases to own one hundred percent (100%) of the Equity Interests of each of Mesoblast UK, Mesoblast USA and Mesoblast Australia Pty Ltd; (c) Mesoblast UK ceases to own one hundred percent (100%) of the Equity Interests of Mesoblast SUI;  (d) Mesoblast Australia Pty Ltd ceases to be the sole trustee of, Mesoblast Employee Share Trust, and (e) any Loan Party ceases to own one-hundred percent (100%) of the Equity Interests of any other Loan Party that it directly owns after the Closing Date.  Notwithstanding the foregoing, a merger, amalgamation or consolidation (in each case, unless resulting in an Event of Default) of a Loan Party (other than Parent) into another Borrower, shall not constitute a Change in Control;

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provided that the surviving entity in such merger, amalgamation or consolidation shall continue to be a Loan Party under this Agreement.

“Change in Law” means the occurrence after the Closing Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of any law, rule or regulation or treaty, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date, provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claims” has the meaning given to it in Section 11.11.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Fee” has the meaning set forth in Section 2.7.

“Collateral” has the meaning given to it in Section 3.3.

“Confidential Information” has the meaning given to it in Section 11.13.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit, bank guarantee or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable and (ii) any obligations with respect to undrawn letters of credit, bank guarantee, corporate credit cards or merchant services issued for the account of that Person; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Contribution Notice” means a contribution notice issued by the UK Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

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“Controlled Foreign Corporation” means any direct or indirect Subsidiary of Mesoblast USA which is (i) a “controlled foreign corporation” within the meaning of Section 957 of the Code or (ii) that has no material assets other than Equity Interests of Persons described in clause (i).

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, in which agreement any Loan Party now holds or hereafter acquires any interest.

“Copyrights” means all published and unpublished works of authorship whether or not copyrightable, and all copyrights therein or thereto, whether registered or unregistered, including those held pursuant to the laws of the United States, any State thereof, Australia, the UK, Switzerland or of any other country.

“Debenture” means that certain English law governed debenture over all of the assets (both present and future) of Mesoblast UK, dated on or around the date hereof, between Mesoblast UK and the Agent.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Deposit Accounts” means any “deposit account,” as such term is defined in the UCC, or “ADI account”, as such term is defined in section 10 of the Australian PPSA, and includes any checking account, savings account, or certificate of deposit wherever located.

“Disclosure Letter” means that certain letter, dated as of the date hereof, delivered by Parent to Agent.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for (x) Qualified Equity Interests and (y) cash in lieu of fractional shares), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for (x) Qualified Equity Interests and (y) cash in lieu of fractional shares), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash (other than the payment of cash in lieu of redemption of fractional shares) or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for (unless at the sole option of the issuer thereof) Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date; provided, that, any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control occurring prior to the 180th day after the Maturity Date shall not constitute Disqualified Equity Interests if such Equity Interests provide, to the satisfaction of

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the Agent in its sole discretion, that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the payment in full of all Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents; provided, further, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrowers or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because such employee may deliver such Equity Interests to the Borrower and its Subsidiaries (or the Borrower or such Subsidiary withholds such Equity Interests) in satisfaction of any exercise price or tax withholding obligations with respect to such Equity Interests.

“Division” has the meaning set forth in Section 1.4.

“Dollars” means the lawful currency of the United States.

“Due Diligence Fee” means Forty Thousand Dollars ($40,000.00), which fee has been paid to Lender prior to the Closing Date.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“English Loan Party” means any Loan Party incorporated or otherwise constituted under the laws of England and Wales.

“English Security Documents” means the following documents, each in form and substance reasonably satisfactory to Agent: (a) the Debenture (b) that certain English law governed share charge in respect of the entire issued share capital of Mesoblast UK, dated on or around the date hereof, between Parent and the Agent, (c) that certain English law governed IP security agreement in respect of the Intellectual Property of Parent, Mesoblast USA and Mesoblast SUI, dated as of the date hereof, among Parent, Mesoblast USA, Mesoblast SUI and the Agent, (d) a process agent appointment letter with respect to the English law governed share charge and the English law governed IP security agreement and (d) such other documents incidental to the foregoing documents as Agent may reasonably determine necessary.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person (including the units or shares in any trust); but excluding, for the avoidance of doubt, securities offered in the [***] and any other Indebtedness that is convertible into or otherwise exchangeable for, Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person), from time to time.

“Event of Default” has the meaning given to it in Section 9.

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“Excluded Accounts” means (i) any Deposit Account that is used solely as a payroll account for the employees of any Loan Party or any of its Subsidiaries or the funds in which consist solely of funds held in trust for any director, officer or employee of such Loan Party or Subsidiary or any employee benefit plan maintained by such Loan Party or Subsidiary or funds representing deferred compensation for the directors and employees of such Loan Party or Subsidiary, collectively not to exceed 150% of the amount to be paid in the ordinary course of business in the then-next payroll cycle; (ii) escrow accounts, Deposit Accounts and trust accounts, in each case holding assets that are pledged or otherwise encumbered pursuant to clauses (vi) and (xiv) of the definition of Permitted Liens (but only to the extent required to be excluded pursuant to the underlying documents entered into in connection with such Permitted Liens in the ordinary course of business); (iii) accounts containing no (zero) balance; (iv) accounts owned by Mesoblast SUI in Singapore so long as such accounts hold Cash not to exceed the greater of (A) $2,000,000 in the aggregate at any time or (B) an amount equal to the outstanding accounts payable of Mesoblast SUI to be paid in Singapore for the next succeeding calendar month, in each case subject to verification by Agent in its reasonable discretion.

“Excluded Assets” means (i) motor vehicles and other equipment subject to a certificate of title statute, (ii) assets subject to a Lien permitted by clause (vii) of the definition of Permitted Liens for purchase money debt obligations, in each case in favor of a Person other than Parent and its Subsidiaries and permitted hereunder, if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such assets or creates a right of termination in favor of such Person (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law), (iii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law) (iv) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law), provided that such license or contract was not entered into for the purposes of evading the security requirements hereunder, (v) any Excluded Accounts, (vi) any Excluded Equity Interests and (v) any Intellectual Property or Licenses, in each case, that are primarily related to the [***]and sold or transferred to the [***], other than Material Intellectual Property.

“Excluded Equity Interests” means (a) Equity Interests in entities where a Loan Party holds 50% or less of the outstanding Equity Interests of such entity, to the extent a pledge or other Lien of such Equity Interests is prohibited by the organizational or governing documents of such entity, or agreements with the other equity holders, of such entity, (b) Equity Interests of a Controlled Foreign Corporation with voting power in excess of 65% of the total combined voting power of all classes of Equity Interests of such Controlled Foreign Corporation entitled to vote for any Controlled Foreign Corporation that is directly and wholly-owned by Mesoblast USA and (c) up to 50% of the Equity Interests in the [***] on an [***] and 75% of the Equity Interests (or such higher amount as diluted by financing in the [***] occurring at least one year after the [***] of the [***] on an [***]) in the [***] after any [***] of the [***] on an [***].

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“Excluded Subsidiary” means any Controlled Foreign Corporation and any Subsidiary of a Controlled Foreign Corporation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender or Agent’s failure to comply with Section 2.11(g), (d) any withholding Taxes imposed under FATCA, (e) VAT, which, for the avoidance of doubt, shall be dealt with under Section 2.11(n), and (f) any Taxes in respect of which no additional amounts are payable pursuant to Section 2.11(m).

“Exit Fee” has the meaning set forth in Section 2.8.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation or official agreement implementing an official intergovernmental agreement, treaty or convention among Governmental Authorities with respect to the foregoing.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“Fee Letter” means the Fee Letter, dated as of the date of this Agreement, among the Borrowers, the Lenders and the Agent.

“Financial Statements” has the meaning given to it in Section 7.1.

“Financial Support Direction” means a financial support direction issued by the UK Pensions Regulator under section 43 of the Pensions Act 2004.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state, local, territory, province or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank, stock exchange or other entity

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exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantor” means each Loan Party that is not a Borrower.  For avoidance of doubt, each Borrower shall provide a guaranty of all Secured Obligations pursuant to Section 12.

“Guarantor Payment” has the meaning given to it in Section 12.8(a).

“Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt "Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)" vom 22. September 1986), circular letter No. 47 of 25 July 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 "Obligationen" vom 25. Juli 2019), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 "Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen" vom 24. Juli 2019), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 "Kundenguthaben" vom 26. Juli 2011) and circular letter No. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss Withholding Tax and Swiss stamp taxes (Kreisschreiben Nr. 15 "Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben" vom 3. Oktober 2017), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“HMRC” means HM Revenue & Customs of the UK.

“IFRS” means: (a) in relation to Mesoblast UK, UK-adopted international accounting standards within the meaning of section 474(1) of the Companies Act 2006, as in effect from time to time, to the extent applicable to the relevant financial statements delivered under or referred to herein; and (b) otherwise,  the international accounting standards within the meaning of IAS Regulation 1606/2002, as in effect from time to time, to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business consistent with past practice as of the date hereof), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, (e) all obligations of such Person upon which interest charges are customarily paid (excluding interest penalties for late payments under commercial contracts entered into in the ordinary course of business and, for the avoidance of doubt, which commercial contracts do not relate to obligations for borrowed money or purchase money indebtedness), (f) all obligations of such Person under conditional sale or other title

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retention agreements relating to property acquired by such Person, (g) obligations under any hedging agreement, currency swaps, forwards, futures or derivatives transactions, (g) all milestone, any other performance based qualifiers and similar payments of such Person under any license or other agreements (but excluding any such payments based on a percentage of sales under any such license or other agreement), and (h) any Disqualified Equity Interests of such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Event” means, in relation to an entity that: (a) such entity shall make an assignment for the benefit of creditors; (b) such entity shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent or is deemed to, or is declared to, be insolvent or unable to pay its debts under any applicable law (with respect to any Australian Loan Party, “insolvent” has the meaning given in section 95A(2) of the Australian Corporations Act); (c) such entity shall file a voluntary petition in bankruptcy; (d) such entity shall file any petition, answer, or document seeking for itself any reorganization, administration, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; (e) such entity shall seek or consent to or acquiesce in the appointment of any trustee, receiver, administrator, Australian Controller or liquidator of such entity or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of such entity; (f) such entity shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; (g) such entity, or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (a) through (e); (h) (i) thirty (30) days shall have expired after the commencement of an involuntary action against such entity seeking reorganization, administration, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of such entity being stayed, (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed, (iii) such entity shall file any answer admitting or not contesting the material allegations of a petition filed against such entity in any such proceedings, (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings, or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of such entity of any trustee, receiver, administrator, Australian Controller or liquidator of such entity or of all or any substantial part of the properties of such entity without such appointment being vacated; (i) such entity is dissolved (other than pursuant to a consolidation, amalgamation or merger); (j) such entity institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; (k) such entity has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is

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presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (j) above and (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation, or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (l) such entity suspends or threatens to suspend making payments on any of its debts; (m) by reason of actual or anticipated financial difficulties such entity commences arrangements with one or more of its creditors (excluding Agent or Lender in its capacity as such) to reschedule any of its indebtedness; (n) the value of the assets (including for the avoidance of doubt, intangible assets) of such entity is less than its liabilities (taking into account contingent, prospective liabilities, such entity’s position as part of a consolidated group of companies, and the likelihood of available financing in the market to finance such liabilities); (o) a moratorium is declared in respect of any indebtedness of such entity; (p) any corporate action, legal proceedings or other procedure or step is taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement, restructuring plan or otherwise) of such entity, (ii) a composition, compromise, assignment or arrangement with any creditor of such entity, (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, Australian Controller, compulsory manager or other similar officer in respect of such entity’s assets or (iv) enforcement over any material portion of the Collateral, or any analogous procedure or step is taken in any jurisdiction; provided this clause (p) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement; (q) such entity causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (p) above; or (r) such entity takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Australia Corporations Act, any Insolvency Event, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, administration, arrangement, or other similar relief.

“Intellectual Property” means all of each Loan Party’s Copyrights; Trademarks; Patents; Licenses; Trade Secrets; mask works; service marks, designs, business names, data base rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests whether registered or unregistered; each Loan Party’s applications therefor and reissues, extensions, or renewals, divisionals, continuations, and continuations in parts in connection with the foregoing; and each Loan Party’s goodwill associated with or symbolized by any of the foregoing, together with each Loan Party’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intellectual Property Collateral” means all Intellectual Property and all Licenses, in each case, in which any Loan Party now holds or hereafter acquires any interest, including any of the foregoing that is described in each of the IP Security Agreements.

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“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement dated as of the Closing Date by and among Parent, its subsidiaries and the Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Inventory” means “inventory” as defined in Article 9 of the UCC or section 10 of the Australian PPSA.

“Investment” means any beneficial ownership (including shares, stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of any asset of another Person.

“IP Security Agreements” means the Copyright, Patent or Trademark (as the case may be) security agreements, dated on or around of the Closing Date, entered into by one or more Loan Parties in favor of the Secured Parties, each in form and substance reasonably satisfactory to the Agent (and as amended, modified or replaced from time to time).

“IRS” means the United States Internal Revenue Service.

“Joinder Agreements” means for each Subsidiary, a completed and executed (i) Joinder Agreement in substantially the form attached hereto as Exhibit G with respect to Subsidiaries formed or organized under the laws of the United States or any state, commonwealth or territory thereof, or (ii) joinder documentation in form and substance reasonably satisfactory to Agent joining such Subsidiary as a party under the Australian Security Documents, English Security Documents, Swiss Security Documents or similar security documents under the relevant jurisdictions, as applicable, with respect to Subsidiaries organized outside of the United States or any of the foregoing jurisdictions.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests (including Trade Secrets and other Intellectual Property).

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, license, lien or charge or encumbrance of any kind, and any other security interest or any other agreements or arrangement having a similar effect, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest (including a “security interest” as defined in section 12(1) or 12(2) of the Australian PPSA but it does not include a “security interest” as defined in section 12(3) of the Australian PPSA) or any preferential arrangement that has the practical effect of creating a security interest and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the Fee Letter, the Account Control Agreements, the Intercompany Subordination Agreement, the Joinder Agreements, the Disclosure Letter, all Australian PPSR or UCC Financing Statements, the IP

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Security Agreements, the Pledge Agreement, the Australian Security Documents, the English Security Documents, the Swiss Security Documents, any other Security Document and any guaranty, subordination agreement or any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Funded Share Plan” means the Parent’s employee loan funded share plan, as disclosed to Lender prior to the Closing Date.

“Loan Party” means each of the Borrowers, Mesoblast UK, Parent and each subsidiary required to enter into a Joinder Agreement pursuant to Section 7.13.

“Loan-to-Value” means the percentage calculated by dividing the total outstanding Advances by the Average Market Capitalization in the fiscal quarter prior to any LTV Testing Date.

“LTV Testing Date” has the meaning set forth in Section 7.29.

“Market Capitalization” means, as of any date of determination, the product of (a) the number of Parent’s ordinary shares disclosed in the most recent filing of Parent with the Australian Securities Exchange as outstanding as of such date of determination and (b) the closing price of Parent’s ordinary shares listed on the Australian Securities Exchange (as quoted on Australian Securities Exchange page or any successor page thereto or if such page is not available, any other commercially available source providing quotations of such closing price as reasonably selected by Parent) on such date of determination.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Parent and its Subsidiaries, taken as a whole; or (ii) the ability of the Loan Parties, taken as a whole, to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; (iii) the legality, validity, binding effect or enforceability of the Loan Documents or (iv) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Material Agreement” means any agreement or contract to the extent the failure to maintain or remain in compliance with which would be reasonably expected to cause a Material Adverse Effect.

“Material Intellectual Property” means all Intellectual Property related to (a) Remestemcel-L for graft-versus-host disease (including SR-aGVHD), acute respiratory distress syndrome (ARDS) and Crohn’s disease, and (b) Rexlemestrocel-L for chronic heart failure and chronic low back pain, whether such Intellectual Property is currently owned by (or purported to be owned by), or subject to a license, covenant not to sue or similar right to (or purported to be subject to a license, covenant not to sue or similar right to), the Loan Parties or any of their Subsidiaries, or acquired, developed, obtained by, or otherwise subject to a license, covenant not to sue or similar right to the Loan Parties or any of their Subsidiaries after the date hereof, in each case, where such Intellectual Property is material to the above referenced Borrower Products or to any current material business of the Loan Parties.

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“Maximum Amount” has the meaning set forth in Section 11.22(a).

“Maximum Rate” has the meaning set forth in Section 2.3.

“Maximum Term Loan Amount” means Ninety Million and No/100 Dollars ($90,000,000.00).

“[***]” means [***].

“Net Cash Proceeds” means, with respect to any Prepayment Event experienced or suffered by any Loan Party or any of its Subsidiaries, the amount of cash proceeds received from time to time by or on behalf of such Person in respect thereof (other than the proceeds of any business interruption insurance) after deducting therefrom only (x) reasonable costs, expenses, fees, commissions and other direct costs related thereto incurred by such Loan Party or such Subsidiary in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (y) Taxes (including transfer Taxes or net income Taxes) paid, payable or reasonably determined by Borrower to be payable or attributable for payment in connection with such transaction to any taxing authorities by such Person, and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds and (z) reasonable reserves required to be maintained for liabilities estimated to be payable in respect of such event in accordance with GAAP or applicable law and deposited into escrow with a third party escrow agent on terms reasonably acceptable to the Agent or set aside in a separate Deposit Account over which the Agent has a security interest, provided that when any reserve or any portion thereof is no longer required to be maintained such amount shall be considered Net Cash Proceeds then received; provided that, costs and expenses shall only be deducted to the extent, that the amounts so deducted are (x) actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries and (y) properly attributable to such Prepayment Event, as the case may be; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Loan Party in any Casualty Event or Asset Sale.

“Non-Bank Rules” means, together, the 10 Non-Bank Rule and the 20 Non-Bank Rule.

“Note(s)” means a Term Note.

“[***]” means [***]

“[***]” means [***]

“[***]” means [***]

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

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“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement any Loan Party now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States, Australia, the UK, Switzerland or any other country.

“Payment Date” means (i) March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date (provided, that if such date is not a Business Day, then on the immediately preceding Business Day); and (ii) the Term Loan Maturity Date.

“Perfection Certificate” means the Perfection Certificate dated as of the Closing Date and signed by an officer of Parent, in form and substance satisfactory to the Agent.

“[***]” means [***]

“[***]” means [***]

“Permitted Acquisition” shall mean any acquisition (including by way of merger) by any Loan Party of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock of another Person, which is conducted in accordance with the following requirements:

(a)	such acquisition is of a business or Person engaged in a line of business related to that of the Loan Parties or their Subsidiaries;

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(b)

if such acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of a Loan Party or of a Subsidiary and such Loan Party shall comply, or cause such Subsidiary to comply, with Section 7.13 hereof (unless a Subsidiary of such acquired Person would be an Excluded Subsidiary hereunder) or (ii) such Person shall be merged with and into a Loan Party (with such Loan Party being the surviving entity);

(c)	if such acquisition is structured as the acquisition of assets, such assets shall be acquired by a Loan Party, and shall be free and clear of Liens other than Permitted Liens;
(d)

Parent shall have delivered to Lender not less than fifteen (15) nor more than forty five (45) days prior to the date of such acquisition, notice of such acquisition together with pro forma projected financial information, copies of all material documents relating to such acquisition, and historical financial statements for such acquired entity, division or line of business, in each case in form and substance satisfactory to Lender;

(e)	both immediately before and after such acquisition no default or Event of Default shall have occurred and be continuing;
(f)	such Person or property being so acquired shall be subject to Agent’s first priority Lien (unless a Subsidiary of such acquired Person would be an Excluded Subsidiary hereunder); and
(g)

the sum of the cash consideration paid as part of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by such Loan Party with respect thereto, including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall not be greater than $5,000,000 for all such acquisitions during the term of this Agreement and the sum of the non-cash consideration paid as part of such purchase price shall not be greater than $25,000,000 for all such acquisitions during the term of this Agreement.

“[***]” means [***]

“[***]” means [***]

“Permitted Indebtedness” means: (i) Indebtedness of any Loan Party in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A to the Disclosure Letter; (iii) Indebtedness of up to One Million Dollars ($1,000,000) secured by a Lien described in clause (vii) of the definition of Permitted Liens, provided such Indebtedness does not exceed the cost of the equipment, software, or other intellectual property or other assets financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with cash management services (including, for the avoidance of doubt, credit cards, merchant cards, purchase cards and debit cards) and letters of credit, bank guaranties, or other similar instruments that are secured by Cash and issued on

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behalf of a Loan Party or a Subsidiary thereof in an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) at any time outstanding; (viii) intercompany Indebtedness as long as each of the obligor and the obligee under such Indebtedness is a Loan Party or a Subsidiary of a Loan Party that has executed an intercompany subordination agreement in form and substance reasonably acceptable to Agent, in each case in connection with Permitted Investments; (ix) Indebtedness consisting of financing of insurance premiums in the ordinary course of business and that are promptly paid on or before the date they become due; (x) unsecured Indebtedness not to exceed $1,000,000 in the aggregate at any time outstanding; (xi) [***]; (xii) Indebtedness under interest rate or foreign currency exchange agreements, commodity price protection agreements or other similar agreements entered into by any Loan Party in the ordinary course of business in an aggregate amount not to exceed $500,000; (xiii) Indebtedness arising from agreements providing for earn-outs, milestones, indemnification, adjustment of purchase price or similar obligations, or from guaranties or performance bonds securing the performance of Parent or any of its Subsidiaries pursuant to such agreements, in connection with Permitted Acquisitions and to the extent permitted by clause (f) of the definition of Permitted Acquisitions (provided that any milestones, royalty payments or similar arrangements under any licenses permitted under this Agreement shall not constitute Indebtedness for purposes of this Agreement); (xiv) Permitted NovaQuest Indebtedness; (xv) Indebtedness under [***] not exceeding 15% of the proceeds obtained in the related [***]; (xvi) Indebtedness consisting of financing of insurance premiums; (xvi) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon a Loan Party or its Subsidiary, as the case may be and (xvii) Indebtedness of the [***] as long as such Indebtedness is non-recourse to any Loan Parties or any of their Subsidiaries (other than the [***]).

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B to the Disclosure Letter; (ii) Investments in Cash Equivalents; (iii) repurchases of shares or stock from former employees, directors, or consultants of a Loan Party under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year; provided that no Event of Default has occurred, is continuing or could exist immediately after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including Indebtedness) (a) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent or doubtful obligations of, and other disputes with, customers or suppliers arising in the ordinary course of any Loan Party’s business and (b) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business provided that this subparagraph (vi) shall not apply to Investments of a Loan Party in any Subsidiary if otherwise permitted hereunder; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Parent pursuant to employee share or stock purchase plans or other similar agreements approved by the Board of Directors; (viii) Investments consisting of travel advances, relocation loans, and other loan advances (or guarantees thereof) to employees, officers and directors in the ordinary course of

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business; (ix) (a) Investments in Loan Parties as otherwise permitted hereunder, and (b) Investments in newly-formed Subsidiaries, provided that each such Subsidiary enters into a Joinder Agreement within the time periods specified in Section 7.13 and executes such other related documents as shall be reasonably requested by Agent; (x) other Investments in Subsidiaries that are not Loan Parties in an aggregate amount not to exceed One Million Dollars ($1,000,000); (xi) joint ventures or strategic alliances in the ordinary course of a Loan Party’s business, provided that any cash Investments by Loan Parties or a Subsidiary thereof in connection therewith do not exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year; (xii) Investments consisting of Permitted Acquisitions and any Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or in anticipation of such Person becoming a Subsidiary and any modification, replacement, renewal or extension thereof (provided that the net investment amount is not increased); (xiii) interest rate or foreign currency exchange agreements, commodity price protection agreements or other similar agreements permitted under clause (xii) of the definition of Permitted Indebtedness; (xiv) to the extent constituting Investments, milestones, royalty payments or similar arrangements under any licenses permitted under this Agreement; (xv) Investments in [***] not exceeding 15% of the proceeds obtained in the related [***], (xvi) other investments not to exceed $1,000,000 in the aggregate, (xvii) Investments in the [***] solely of Intellectual Property or Licenses (other than Material Intellectual Property), in each case, that are primarily related to the [***] and solely as long as any obligations in connection with such Investments are solely owed by such [***]and shall have no recourse to any Loan Party or any of their Subsidiaries (other than the [***]) and (xviii) Investments in the [***]for start-up, capitalization, and basic operating activities not to exceed $2,000,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C to the Disclosure Letter; (iii) Liens for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Loan Parties maintain adequate reserves therefor in accordance with GAAP or IFRS, as applicable; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of a Loan Party’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi)  deposits to secure the performance of obligations (including by way of deposits to secure letters of credit issued to secure the same) under clinical and commercial supply and/or manufacturing agreements entered into in the ordinary course of business and the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) [reserved]; (ix) leasehold interests in leases or subleases and non-exclusive

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licenses or sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time; (xv) Liens in favor of insurance providers securing the payment of such providers’ insurance policies in the ordinary course of business, (xvi) [reserved], (xvii) Licenses that are Permitted Transfers, (xviii) other Liens in an aggregate amount not to exceed $250,000, (xix) Liens securing Permitted NovaQuest Indebtedness, (xx) Liens securing obligations of the [***] solely secured by the assets of the [***] and with no recourse to any Loan Party, any of their Subsidiaries (other than the [***]) or any of their respective assets, and (xxi) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xx) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase, except to the extent of any premiums or penalties, accrued and unpaid interest thereon and reasonable fees and expenses associated with such extensions, refinancing and renewals.

“Permitted Non-Qualifying Bank Lender” means a Lender which is not a Swiss Qualifying Bank but has been accepted as a Lender by the Borrower.

“Permitted NovaQuest Indebtedness” means the Indebtedness of the Loan Parties under that certain Loan and Security Agreement, dated as of June 29, 2018 (as amended, modified or supplemented from time to time), by and among the Loan Parties, the lenders party thereto and NQP SPV II, L.P., as agent; provided that Permitted NovaQuest Indebtedness (i) shall not exceed an aggregate amount of $40,000,000 and (ii) at all times shall be subordinated to the Secured Obligations pursuant to a subordination or intercreditor agreement in form and substance satisfactory to Agent in its sole discretion.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business; (ii) non-exclusive outbound Licenses, sublicenses and similar arrangements for the use of Intellectual Property or non-exclusive grants of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales or distribution of any Borrower Product, in each case, entered into in the ordinary course of business; [***]; (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business; (iv) other transfers of assets (other than Intellectual Property) having a fair market value of not more than One Million Dollars ($1,000,000) in the aggregate in any fiscal year; (v) Permitted Investments to the extent constituting transfers of any property (other than Intellectual Property); (vi) transfers of Intellectual Property and other assets to Loan Parties so long as such assets remain subject to the

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first priority lien of Agent pursuant to the terms of the Loan Documents; (vii) subject to approval by Agent in its reasonable discretion, [***]; (viii) exclusive outbound Licenses, sublicenses and similar and customary arrangements for the use of Intellectual Property solely in connection with contract manufacturing, contract research, distribution, supplier and other similar arrangements, in each case, (A) that are for the sole benefit of the Loan Parties and limited to Borrower Products (i.e., do not extend to any products of third parties), (B) for which the Loan Parties do not charge any royalty or other monetary consideration, and (C) that are entered into in the ordinary course of business; provided, that, with respect to each such license or grant described in clause (viii) above, (X) no Event of Default has occurred or is continuing at the time of such license or grant and (Y) such license or grant constitutes an arm’s length transaction, the terms of which could not result in a sale, assignment or legal transfer of title of the Intellectual Property (unless otherwise consented to by Agent in its sole discretion, such determination not to be unreasonably delayed); (ix) [***] (x) [***] (xi) [***]; and (xii) outbound Licenses, sublicenses and similar and customary arrangements for the use of Intellectual Property [***]

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“[***]” means [***]

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date between Parent, the Loan Parties and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Pledged Collateral” has the meaning given to it in the Pledge Agreement.

“Prepayment Event” means any Casualty Event or Asset Sale prohibited by Section 7.8.

“Principal Payment Date” means (i) the first Payment Date to occur after November 19, 2024, (ii) thereafter, each Payment Date and, if applicable, (iii) the Term Loan Maturity Date.

“PSC Register” means the “PSC register” within the meaning of section 790C(10) of the Companies Act 2006.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Refinanced Facility” means the Indebtedness of the Loan Parties under that certain Loan and Security Agreement, dated as of March 6, 2018 (as amended, modified or supplemented from time to time), by and among the Loan Parties, the lenders party thereto and Hercules Capital, Inc., as agent.

“Register” has the meaning set forth in Section 11.7.

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“Registration Rights Agreement” means the Registration Rights Agreement to be entered into in accordance with Section 4.4(b) by and among Parent and the purchasers party thereto, which shall be in form and substance acceptable to the Tranche A Lenders, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that has regulatory or supervisory oversight with respect to any Borrower Product or any commercialization and development activities relating to any Borrower Product, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Remestemcel-L” means the culture-expanded MLC product candidate currently in development for the treatment of pediatric patients with SR-aGVHD.

“Required Lenders” means at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers

“Rexlemestrocel-L” means the culture-expanded MLC product candidate currently in development for the treatment of chronic heart failure currently in development for the treatment of chronic low back pain.

“Rights to Payment” means any and all of any Loan Party’s Accounts and any and all of any Loan Party’s rights and Claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, proceeds and Supporting Obligations.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, the UK or the Australian government, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the UK, or (c) the Australian government, including the Consolidated List maintained by the Australian Department of Foreign Affairs and Trade.

“SEC” means the Securities and Exchange Commission.

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“Secured Obligations” means each Loan Party’s obligations arising out of, or under, this Agreement or any Loan Document, including any obligation to pay any amount now owing or later arising, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Loan Party is a Borrower, all Term Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post- filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, Commitment Fees, Yield Protection Premium, Exit Fee, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document. Notwithstanding the foregoing, the Secured Obligations shall not include any obligations under the Warrant or any other equity instrument.

“Secured Party” has the meaning given to that term in any Australian Security Document.

“Security Documents” means the Pledge Agreement, the IP Security Agreements, the Australian Security Documents, the English Security Documents and the Swiss Security Documents.

“Solvent” means, as to any Person as of any date of determination, that on such date (i) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of such Person’s assets and property is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and mature and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SR-aGVHD” means steroid-refractory acute graft-versus-host disease.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.

“Subsequent Financing” means the closing of any Loan Party financing which becomes effective after the Closing Date.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which any Loan Party owns or controls 50% or more of

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the outstanding voting securities, including each entity listed on Schedule 1 to the Disclosure Letter.

“Swiss Borrower” has the meaning set forth in Section 11.22.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Obligor” means a Loan Party which is incorporated in Switzerland or, if different, is considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Qualifying Bank” means:

(a)	any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen); or
(b)

a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Guidelines.

“Swiss Security Documents” means the following documents, each in form and substance reasonably satisfactory to Agent: (a) a quota pledge agreement between Mesoblast UK as pledgor and Agent as pledgee, regarding the pledgor’s quotas in Mesoblast SUI, (b) a bank account pledge agreement between Mesoblast SUI as pledgor and Agent as pledgee, regarding certain of the pledgor’s bank accounts, (c) a security assignment agreement between Mesoblast SUI as assignor and Agent as assignee, regarding certain of the assignor’s insurance receivables, intra-group receivables and trade receivables, (d) an IP pledge agreement between Mesoblast SUI as pledgor and Agent as pledgee, regarding the pledgor's intellectual property rights registered in Switzerland, (e) an IP pledge agreement between Mesoblast USA as pledgor and Agent as pledgee, regarding the pledgor's intellectual property rights registered in Switzerland, (f) an IP pledge agreement between Parent as pledgor and Agent as pledgee, regarding the pledgor's intellectual property rights registered in Switzerland, and (g) such other documents incidental to the foregoing documents as Agent may reasonably determine necessary.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to a Borrower in a principal amount not to exceed the

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amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1 attached hereto.

“Term Loan” has the meaning set forth in the recitals.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to 9.75%.

“Term Loan Maturity Date” means the earlier of (x) 90 days prior to the maturity of any Permitted NovaQuest Indebtedness and (y) November 19, 2026.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, in which agreement any Loan Party now holds or hereafter acquires any interest.

“Trademarks” means all trademarks, service marks, corporate names, logos, Internet domain names and other similar identifiers of origin, in each case, whether registered, arising under common law or otherwise, and any applications in connection therewith, including all (i) registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, Australia, the UK, Switzerland, or any other country or any political subdivision thereof and (ii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill of the business connected with the use thereof or symbolized thereby.

“Trade Secrets” means all know-how, trade secrets and other proprietary or confidential information, any information of a scientific, technical, or business nature in any form or medium, inventions and invention disclosures, all documented research, developmental, demonstration or engineering work (including all novel manufacturing methods), and all other technical data and information related thereto.

“Tranche” means any of Tranche A, Tranche B or Tranche C.

“Tranche A” has the meaning set forth in Section 2.2(a)(i).

“Tranche B” has the meaning set forth in Section 2.2(a)(ii).

“Tranche C” has the meaning set forth in Section 2.2(a)(iii).

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term

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“UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“UK” means the United Kingdom.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Loan Party” means any Loan Party that is incorporated in the UK or subject to UK Withholding Tax.

“UK DTTP Filing” means an HMRC Form DTTP2 duly completed and filed by a UK Loan Party, which:

(i) where it relates to a UK Treaty Lender that is a Lender on the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 1.1 hereto and is filed with HMRC within 30 days of the Closing Date; or

(ii) where it relates to a UK Treaty Lender that becomes a Lender after the Closing Date, contains the scheme reference number and jurisdiction of tax residence provided by the Lender in the documentation which it executes on becoming a party to this Agreement as a Lender, and is filed with HMRC within 30 days of that Lender becoming a Lender.

“UK CTA” means the UK Corporation Tax Act 2009.

“UK ITA” means the UK Income Tax Act 2007.

“UK Non-Bank Lender” means a Lender which gives a UK Tax Confirmation to any UK Borrower in accordance with Section 2.11(m)(vi).

“UK Pensions Regulator” means the body corporate known as the Pensions Regulator and established by Part 1 of the UK Pensions Act 2004.

“UK PSC Charged Company” means a company incorporated in England and Wales who is required to maintain a PSC Register and whose shares are charged as Collateral.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and:

(a) is a Lender:

(i)

which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Loan Document and is within the charge to UK corporation tax as respects any payments of interest made in respect of

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that advance or would be within such charge as respects such payment apart from section 18A of the UK CTA; or
(ii)

in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made and within the charge to UK corporation tax as respects any payments of interest made in respect of that advance.

(b)	is a Lender which is:
(i)	a company resident in the UK for UK tax purposes;
(ii)	a partnership each member of which is:

(a)        a company so resident in the UK; or

(b)        a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK Corporation Tax Act 2009; or

(iii)

a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act 2009) of that company.

(c)	is a UK Treaty Lender.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the UK for UK tax purposes; or (b) a partnership each member of which is: (i) a company so resident in the UK; or (ii) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (c) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.

“UK Treaty Lender” means a Lender which (i) is treated as a resident of a UK Treaty State for the purposes of a UK Treaty; (ii) does not carry on a business in the UK through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (iii) fulfils any conditions which must be fulfilled under that double taxation

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agreement to obtain full exemption from UK tax on interest payable to that Lender in respect of an advance under a Loan Document, including the completion of any necessary procedural formalities, provided that it shall be assumed that any necessary procedural formalities are completed in respect of that Lender where a Lender has provided the Parent with a valid and current HMRC DT Treaty Passport scheme reference number.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the UK which makes provision for full exemption from tax imposed by the UK on interest.

“UK Withholding Tax” means a deduction or withholding for or on account of Tax by the UK from a payment under a Loan Document.

“Unrestricted Cash” means Cash held by the Loan Parties in (i) account(s) subject to an Account Control Agreement in favor of Agent or (ii) Australian Secured Accounts.

“Upstream or Cross-Stream Secured Obligations” has the meaning set forth in Section 11.22(a).

“U.S. Loan Party” means any Loan Party incorporated or otherwise constituted under the laws of any state of the United States.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“VAT” means (a) in relation to the UK, any value added tax imposed by the Value Added Tax Act 1994 and supplemental legislation and regulations, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (c) any other tax of a similar nature, whether imposed in the UK or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

“Warrant” means any of the Warrants to be delivered to the Tranche A Lender(s) in accordance with Section 4.4(b), evidenced by an instrument substantially the form of Exhibit D hereto, as amended, replaced or otherwise modified pursuant to the terms thereof.

“Withholding Agent” means the applicable Borrower and the Agent.

“Write-Down and Conversion Powers” means:

(i)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(ii)

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any

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contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(iii)	in relation to any other applicable Bail-In Legislation:
(a)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(b)	any similar or analogous powers under that Bail-In Legislation.

“Yield Protection Premium” means with respect to any prepayment of all or any portion of the Term Loans, whether by optional or mandatory prepayment, acceleration or otherwise (in each case, other than any scheduled amortization payment), occurring (i) on or prior to the second anniversary of the Closing Date, an amount equal to the amount of interest that would have been paid on the principal amount of the Term Loans being so repaid or prepaid for the period from and including the date of such repayment or prepayment to but excluding the date that is the two (2) year anniversary of the Closing Date, plus [***] of the principal amount of the Term Loans being so repaid or prepaid, (ii) at any time after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, an amount equal to [***] of the aggregate outstanding principal amount of the Term Loans being so repaid or prepaid, (iii) at any time after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, an amount equal to [***] of the aggregate outstanding principal amount of the Term Loans being so repaid or prepaid and (iv) if the prepayment is made after the fourth anniversary of the Closing Date, [***]; provided that if such prepayment occurs as a result of or in connection with a Change of Control and in lieu of any amounts required by the foregoing sentence: (A) on or prior to the first anniversary of the Closing Date, the Yield Protection Premium shall be [***] of the principal amount of the Term Loans being so repaid or prepaid, or (B) at any time after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, the Yield Protection Premium shall be [***] of the principal amount of the Term Loans being so repaid or prepaid.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement or the Disclosure Letter, as applicable.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP or IFRS, as applicable, and all financial computations hereunder

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shall be computed in accordance with GAAP or IFRS, as applicable, consistently applied. If the Borrowers request an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or IFRS or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in each case, occurring after the date of this Agreement, then the Lenders and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders and Borrowers after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Borrowers shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

1.2Currency Exchange. For purposes of any determination under this Agreement measured in Dollars, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the spot rate for the purchase of Dollars for the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” or as made available by any other source reasonably acceptable to the Agent on the date of such determination; provided, however, that (a) for purposes of determining compliance with respect to the amount of any Indebtedness, Transfer, Investment, transaction permitted by Section 7.7 or judgment in a currency other than Dollars, no default or Event of Default shall be deemed to have occurred as a result of changes in rates of exchange occurring after the time such Indebtedness is incurred, or asset disposition, Investment or transaction permitted by Section 7.7 is made, or such judgment entered, and (b) notwithstanding anything herein to the contrary, nothing in this paragraph changes, modifies or alters the obligations of any Loan Party to pay all amounts owed hereunder in the Dollar amount required hereunder notwithstanding any changes or other fluctuations with respect to any currency exchanged into Dollars.

1.3Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”), if (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time

SECTION 2.  THE LOAN

2.1[Reserved].

2.2Term Loans.

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(a)Tranches.

(i)Tranche A.  Subject to the satisfaction or waiver of each of the conditions precedent set forth in Sections 4.1 and 4.2 and the other terms and conditions of this Agreement, Lender will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, a Term Loan Advance of Sixty Million Dollars ($60,000,000) on the Closing Date (“Tranche A”).

(ii)Tranche B.  Subject to the satisfaction or waiver of each of the conditions precedent set forth in Section 4.2, the other terms and conditions of this Agreement and conditioned on Borrower’s achievement of [***] in accordance with the definition thereof, on or before [***] Borrower may request one additional Term Loan Advance in a principal amount of Ten Million Dollars ($10,000,000) (“Tranche B”).

(iii)Tranche C.  Subject to the satisfaction or waiver of each of the conditions precedent set forth in Section 4.2, the other terms and conditions of this Agreement and conditioned on Borrower’s achievement of [***] in accordance with the definition thereof, on or before [***] Borrower may request one additional Term Loan Advance in a principal amount of Twenty Million Dollars ($20,000,000) (“Tranche C”).

(b)The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount.

(c)Advance Request.  To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request by 12:00 p.m. (at least five (5) Business Days before the Advance Date other than the Closing Date, which shall be at least one (1) Business Day before the Advance Date) to Agent.  Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(d)Term Loan Interest Rate.  The principal balance shall bear interest thereon from such Advance Date in an amount equal to the product of the outstanding Term Loan principal balance multiplied by the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.

(e)Payments.

(i)Borrowers shall pay to the Agent for the account of each Lender accrued but unpaid interest on each Term Loan Advance on each Payment Date in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall also be payable in cash from time to time on demand by the Agent.

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(ii)Notwithstanding the preceding clause (i), from the Closing Date until the 2nd anniversary of the Closing Date, the Borrowers may pay an amount of interest on the outstanding principal amount of Loans corresponding to up to [***] of the Term Loan Interest Rate in kind (in lieu of payment in cash) on each applicable Payment Date, by irrevocable written election of the Borrowers to the Agent, to be delivered by 9:00 a.m. at least six (6) Business Days (or such shorter period as Agent may agree) prior to such Interest Payment Date.  The aggregate outstanding principal amount of the Term Loans shall be automatically increased without action by any person and capitalized on such Interest Payment Date by the amount of such interest paid in kind in accordance with this Section 2.2(e)(ii). For the avoidance of doubt, the portion of the interest payable pursuant to Section 2.2(e)(i) not paid in kind shall be paid in cash.

(iii)Borrowers shall pay to the Agent for the account of each Lender the aggregate Term Loan principal balance: (A) on each Principal Payment Date other than the Maturity Date, an amount equal to five percent (5%) of the principal aggregate amount of Term Loans outstanding on the first such Principal Payment Date and (B) on the Term Loan Maturity Date, all outstanding Secured Obligations in full (together with the Exit Fee, accrued and unpaid interest, any accrued and unpaid Commitment Fee and any other accrued and unpaid charges thereon and all other obligations due and payable by the Borrowers under this Agreement).

(iv)Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Except as otherwise provided in this Agreement, each payment (including each repayment and prepayment) by the Borrowers (other than fees payable pursuant to the Fee Letter) will be deemed to be made ratably in accordance with each Lenders’ pro rata share of Term Commitments and applied ratably among each tranche of the Loans. On any date occurring prior to the Term Loan Maturity Date that payment or prepayment in full of the Term Loans hereunder occurs, the Borrowers shall pay in full all outstanding Secured Obligations, which shall include the Yield Protection Premium, if applicable, any accrued and unpaid Commitment Fee and the Exit Fee.

(v)Borrower shall pay to Agent: (i) on each Payment Date of all periodic obligations payable to the Lenders under each Term Loan Advance, such period obligations in full in immediately available funds and (ii) any reasonable and documented out of pocket legal fees and costs incurred by Agent or Lenders pursuant to the terms of Section 11.12 of this Agreement in full in immediately available funds within five (5) Business Days of written request by the Agent or Lenders, as applicable.

2.3Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York

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shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrowers have actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows:  first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4Default Interest.  In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand.  In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(d) plus five percent (5%) per annum (“Default Rate”).  In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded daily at the rate set forth in Section 2.2(d) or Section 2.4, as applicable.

2.5Recalculation of Interest.  If a Tax deduction is required by Swiss law to be made by a Swiss Obligor in respect of any interest payable by it under this Agreement and should paragraph (b) of Section 2.11 be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have applied to that interest payment (as provided for in Section 2.2 in the absence of this Section 2.5 divided by (ii) one (1) minus the rate at which the relevant Tax deduction is required to be made (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of one (1) rather than as a percentage) and (a) that the Swiss Obligor shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Section 2.5 and (b) all references to a rate of interest in Section 2.2 shall be construed accordingly.  Unless an Event of Default has occurred and is continuing, no recalculation of interest shall be made under this Section 2.5 with respect to a specific Lender if the Non-Bank Rules would not have been violated if (i) such Lender which is not a Permitted Non-Qualifying Bank Lender in relation to which the Swiss Obligor makes the payment, was a Swiss Qualifying Bank but on that date that Lender is not or has ceased to be a Swiss Qualifying Bank other than as a result of any change of law after the date it became a Lender under the Agreement or (ii) such Lender, in relation to which the Swiss Obligor makes the payment, had complied with its obligations under Section 11.7 and Section 11.8.  The Swiss Obligor will provide to the Lender those documents which are required by law and applicable double taxation treaties to be provided by the payer of such tax for each relevant Lender to prepare a claim for refund of Swiss Withholding Tax. Each Lender undertakes to collaborate with the Swiss Obligor and use its reasonable commercial efforts to timely file a claim for refund of Swiss Withholding Tax.  In the event Swiss Withholding Tax is refunded to the Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of costs, such amount to the applicable Swiss Obligor.

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2.6Prepayments.

(a)Optional Prepayments.  At its sole option upon at least seven (7) Business Days prior written notice to Agent (not later than 2:00 p.m. (New York City time)), a Borrower (on behalf of itself and all other Borrowers) may prepay in whole or in part the outstanding principal amount of one or more Tranches of Term Loans, including all accrued and unpaid interest with respect to the principal being repaid, any Yield Protection Premium (if applicable), the Exit Fee, and all other fees and amounts owing under the Loan Documents at such time; provided that each partial prepayment of principal of Loans shall be in an aggregate amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof.

(b)Mandatory Prepayments.

(i)Casualty Events or Asset Sales.  Upon the occurrence of any Casualty Event or Asset Sale for which the Net Cash Proceeds from such individual Casualty Event or Asset Sale exceeds [***], or which causes the aggregate total of Net Cash Proceeds from all such Casualty Events or Asset Sales to exceed [***], the Borrowers shall make a mandatory prepayment of the Term Loans in an amount equal to the sum of (i) [***] of the Net Cash Proceeds received by Parent, the Borrower or any of their Subsidiaries with respect to such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event, as the case may be, (ii) any accrued but unpaid interest on any principal amount of the Term Loans being prepaid and (iii) any applicable Yield Protection Premium and Exit Fee; provided that, notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Loan Parties may reinvest all or any portion of such Net Cash Proceeds received in a Casualty Event in assets used or useful in the Loan Parties’ business so long as within 180 days after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated, and, for the avoidance of doubt, any amount so reinvested shall not be subject to prepayment under this Agreement.

(ii)Debt Issuances.  Immediately upon receipt by any Loan Party or any of its Subsidiaries of proceeds from any issuance, incurrence or assumption of Indebtedness other than Permitted Indebtedness, on or after the Closing Date, the Borrowers shall prepay the Term Loans and other Secured Obligations in an amount equal to 100% of the cash proceeds received, plus the Yield Protection Premium with respect to such prepayment, if applicable, any accrued and unpaid Commitment Fee and the applicable Exit Fee with respect to such prepayment.

(iii)Notice.  A notice of mandatory prepayment shall be effective only if received by the Agent not later than 2:00 p.m. (New York City time) on a date not less than one (1) Business Day (or such shorter period agreed by the Agent) prior to the proposed prepayment date. Each notice of mandatory prepayment shall specify the proposed prepayment date, the total amount of the mandatory prepayment, the principal amount to be prepaid and the subsection under which the

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prepayment is required.  The Required Lenders may waive any mandatory prepayment in their sole discretion.

(c)Application.  All prepayments of the Term Loans shall be applied to principal installments on the Loans in the inverse order of maturity.

(d)Yield Protection Premium.  Without limiting the foregoing, whenever the Yield Protection Premium is in effect and payable pursuant to the terms hereof or any other Loan Document, such Yield Protection Premium shall be payable on each prepayment of all or any portion of the Term Loans, whether by optional or mandatory prepayment, acceleration or otherwise (other than any scheduled amortization payment).

2.7Commitment Fee.  The Borrower shall pay to the Agent for the account of the Lenders a commitment fee (the “Commitment Fee”) on the full amount of each undrawn Term Commitment (other than the Tranche A Term Commitment) at a rate per annum equal to [***] for the period from and including the day that is [***] after the Closing Date to the earliest of (x) the Advance Date for such Term Commitment, (y) the last date such Term Commitment may be requested by the Borrower in accordance with Section 2.2(a) and (z) the date such Term Commitment is expressly terminated by the Borrowers.  Any accrued Commitment Fee shall be payable on the earliest such date described in the preceding sentence.

2.8Exit Fee.  Upon any payment or prepayment in full or in part of the Term Loans hereunder, whether voluntary or involuntary, prior to, on or after the Term Loan Maturity Date or following the acceleration of the Secured Obligations hereunder, including as a result of the commencement of any Insolvency Proceeding, the Borrowers shall pay to each of the Lenders for its own account a fee equal to [***] of the aggregate principal amount of such Term Loans to be paid or prepaid (the “Exit Fee”).  The Exit Fee shall be earned, due and payable immediately upon any such payment or prepayment, and shall be in addition to any accrued and unpaid interest, reimbursement obligations, Yield Protection Premium or other amounts payable in connection therewith.

2.9Notes.  If so requested by Lender by written notice to Borrowers, then Borrowers shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.14) (promptly after the Borrowers’ receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.10Pro Rata Treatment.  Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.

2.11Taxes.

(a)Defined Terms.  For purposes of this Section 2.11, the term “applicable law” includes FATCA.

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(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender or Agent, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify the Lender or Agent, as applicable, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or Agent, as applicable, or required to be withheld or deducted from a payment to such Lender or Agent, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.11, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such

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Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax (other than UK Withholding Tax) with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(1), (ii)(2), and (ii)(4) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing:

1.any Lender that is a U.S. Person shall deliver to the Borrowers and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

2.any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Agent), whichever of the following is applicable:

A.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of,

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U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

B.executed copies of IRS Form W-8ECI;

C.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

D.to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

3.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Agent to determine the withholding or deduction required to be made; and

4.if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower or the Agent as may be necessary for any Borrower and the Agent to comply with their

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obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds.

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Swiss Qualifying Bank.

(i)Each Lender which becomes a party to this Agreement after the Closing Date shall confirm, prior to becoming party to such Agreement, for the benefit of the Agent and without liability to any Borrower, which of the following categories it falls in:

1.	not a Swiss Qualifying Bank;
2.	a Swiss Qualifying Bank.

(j)Increased Costs. If any Change in Law shall subject any Lender or the Agent to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b)

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through (f) of the definition of Excluded Taxes and (iii) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its Loans, Term Commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to such Lender or the Agent of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or the Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Agent, the Borrowers will pay to such Lender or Agent, as the case may be, such additional amount or amounts as will compensate such Lender or Agent, as the case may be, for such additional costs incurred or reduction suffered.

(k)U.S. Tax Reporting.  The Lender and Borrower shall mutually in good faith determine what portion of the Term Loan amount is allocable to the Warrant within thirty days after the Closing Date. The Parties agree to use such allocation for U.S. federal income tax purposes. Additionally, for the avoidance of doubt, the Borrowers agree not to treat the Term Loan as a “contingent payment debt instrument” for U.S. federal income tax purposes.  The Agent and Borrower shall consult in good faith to mutually determine (within 30 days after the applicable Advance Date) the reporting of any “original issue discount” for U.S. federal income tax purposes.

(l)Australian Indirect Tax

(i)All payments to be made by a Loan Party under or in connection with any Loan Document have been calculated without regard to Australian Indirect Tax.  If all or part of any such payment is the consideration for a taxable supply or chargeable with Australian Indirect Tax then, when the Loan Party makes the payment: (a) it must pay to Agent or Lenders an additional amount equal to that payment (or part) multiplied by the appropriate rate of Australian Indirect Tax and (b) Agent or Lenders will promptly provide to the Loan Party a tax invoice complying with the relevant law relating to that Australian Indirect Tax.

(ii)Where a Loan Document requires a Loan Party to reimburse or indemnify the Agent or Lenders for any costs or expenses, that Loan Party shall also at the same time pay and indemnify the Agent or Lenders against all Australian Indirect Tax incurred by the Agent or Lenders in respect of the costs or expenses save to the extent that the Agent or Lenders is entitled to repayment or credit in respect of the Australian Indirect Tax.  The Agent or Lenders will promptly provide to the Loan Party a tax invoice complying with the relevant law relating to that Australian Indirect Tax.

(m)Additional UK Withholding Tax Matters

(i)A payment shall not be increased under Section 2.11(b) above by reason of a UK Withholding Tax if, on the date on which the payment falls due:

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1.

the payment could have been made to the relevant Lender without a UK Withholding Tax if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any Change in Law; or

2.	the relevant Lender is a UK Qualifying Lender solely by virtue of sub-section (b) of the definition of “UK Qualifying Lender” and:

A.an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA which relates to the payment and that Lender has received from the Loan Party making the payment or from the Parent a certified copy of that Direction; and

B.the payment could have been made to the Lender without any UK Withholding Tax if that Direction had not been made; or

3.	the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of “UK Qualifying Lender” and:

A.the relevant Lender has not given a UK Tax Confirmation to the relevant Loan Party; and

B.the payment could have been made to the Lender without any UK Withholding Tax if the Lender had given a UK Tax Confirmation to the relevant Loan Party, on the basis that the UK Tax Confirmation would have enabled such Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or

4.

the relevant Lender is a UK Treaty Lender (or would be a UK Treaty Lender upon the completion of any necessary procedural formalities) and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Withholding Tax had that Lender complied with its obligations under Sections 2.11(m)(ii) or (iii) (as applicable) below.

1.

Subject to Section 2.11(m)(ii)(2) below, and without limiting the effect of Section 2.11(g) above, each Lender and each UK Loan Party which makes a payment to such Lender shall co-operate in completing any procedural formalities necessary for such UK Loan Party to obtain authorization to make such payment without UK Withholding Tax.

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A.A Lender on the Closing Date that holds a passport under the HMRC DT Treaty Passport scheme and wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to the Parent and the Agent in Schedule 1.1 hereto; and

B.a Lender which becomes a Lender hereunder after the day on which this Agreement closes that holds a passport under the HMRC DT Treaty Passport scheme and wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to the Parent and the Agent in the documentation which it executes on becoming a party as a Lender, and upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under Section 2.11(m)(ii)(1) and Section 2.11(g) above.

(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.11(m)(ii) above, the UK Loan Party(ies) shall make a UK DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

1.	a UK Loan Party making a payment to such Lender has not made a UK DTTP Filing in respect of such Lender; or
2.	a UK Loan Party making a payment to such Lender has made a UK DTTP Filing in respect of such Lender but:

A.such UK DTTP Filing has been rejected by HMRC;

B.HMRC has not given such UK Loan Party authority to make payments to such Lender without a deduction for tax within 60 days of the date of such UK DTTP Filing; or

C.HMRC has given the UK Loan Party authority to make payments to that Lender without a Tax deduction but such authority has subsequently been revoked or expired,

and in each case, such UK Loan Party has notified that Lender in writing, then such Lender and such UK Loan Party shall co-operate in completing any additional procedural formalities necessary for such UK Loan Party to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the UK.

(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.11(m)(ii)(2) above, no UK Loan Party shall make a UK DTTP Filing or file any other form relating to

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the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v)Each UK Loan Party shall, promptly on making a UK DTTP Filing, deliver a copy of such UK DTTP Filing to the Agent for delivery to the relevant Lender.

(vi) A UK Non-Bank Lender which is a party to this Agreement on the Closing Date gives a UK Tax Confirmation to any UK Borrower by entering into this Agreement. A UK Non-Bank Lender which becomes a party to this Agreement after the Closing Date shall give a UK Tax Confirmation in the documentation which it executes on becoming a party. A UK Non-Bank Lender shall promptly notify any UK Borrower and the Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(vii)Without liability to any Loan Party, each Lender shall indicate, in the documentation which it executes on becoming a Lender, which of the following categories it falls in in respect of a UK Loan Party:

1.	Not a UK Qualifying Lender;
2.	A UK Qualifying Lender (other than a UK Treaty Lender); or
3.	A UK Treaty Lender (on the assumption that all procedural formalities have been completed).

If a Lender fails to indicate its status in accordance with this paragraph (vii), then such Lender shall be treated for the purposes of this Agreement (including by each UK Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform each UK Loan Party).

(viii)Notwithstanding anything to the contrary herein, if a Lender assigns or transfers any of its rights or obligations with respect to a Loan or changes its lending office in respect of such Loan, and as a result of circumstances existing at the date the assignment, transfer or change occurs, a Loan Party would be obliged to make a payment to the successor or assign or Lender acting through its new lending office under Section 2.11(b), (d) and (j) in respect of a UK Withholding Tax, then such successor or assign or Lender acting through its new lending office is only entitled to receive payment under those Sections to the same extent as the assigning or transferring Lender or Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred.  This paragraph (viii) shall not apply in relation to Section 2.11(b), to a UK Treaty Lender that has included a confirmation of its valid and current HMRC DT Treaty Passport scheme reference number and its jurisdiction of tax residence in accordance with Section

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2.11(m)(ii)(2)(B) if the UK Loan Party making the payment has not made a UK DTTP Filing in respect of that UK Treaty Lender.

(ix)The Parent shall promptly upon becoming aware that a Loan Party must make a Tax deduction in respect of UK Withholding Tax (or that there is any change in the rate or the basis of a Tax deduction in respect of UK Withholding Tax) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Parent.

(n)Value Added Tax

(i)All amounts expressed to be payable under any Loan Document by any Party to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any Party under a Loan Document and such Lender is required to account to the relevant tax authority for the VAT, that Party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that Party).

(ii)If VAT is or becomes chargeable on any supply made by any Lender (the “Payee”) to any other Lender (the “Payor”) under a Loan Document, and any Party other than the Payor (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Payee (rather than being required to reimburse or indemnify the Payor in respect of that consideration):

1.

(where the Payee is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Payee (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Payor must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Payor receives from the relevant tax authority which the Payor reasonably determines relates to the VAT chargeable on that supply; and

2.

(where the Payor is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Payor, pay to the Payor an amount equal to the VAT chargeable on that supply but only to the extent that the Payor reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

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(iii) Where a Loan Document requires any Party to reimburse or indemnify a Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) In relation to any supply made by a Lender to any Party under a Loan Document, if reasonably requested by such Lender, that Party must promptly provide such Lender with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

(v)Any reference in this Section 2.11(n) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)) (including, for the avoidance of doubt, in accordance with section 43 of the UK Value Added Tax Act 1994) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(o)Survival.  Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.  SECURITY INTEREST

3.1As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Loan Party, other than any Loan Party organized under the laws of England and Wales, grants to Agent a security interest in all of such Loan Party’s right, title, and interest in, to and under all of such Loan Party’s personal property and other assets including without limitation the following (collectively, the “UCC Collateral”):   (i) all Accounts; (ii) all Chattel Paper; (iii) all Commercial Tort Claims specified in the Perfection Certificate or notified to the Agent pursuant to Annex A; (iv) all Deposit Accounts, Securities Accounts and Commodity Accounts; (v) all Documents; (vi) all Equipment; (vii) all Fixtures; (viii) all General Intangibles; (ix) all Goods; (x) all Instruments; (xi) all Inventory; (xii) all Investment Property; (xiii) all Letter-of-Credit Rights; (xiv) all Intellectual Property Collateral; (xv) all money and Cash; (xvi) all Pledged Collateral; (xvii) all Receivables; (xviii) all Books pertaining to the foregoing; (xix) all products, proceeds and Supporting Obligations of any

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and all of the foregoing; and (xx) all other tangible and intangible personal property of such Loan Party whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, such Loan Party and wherever located, and any of such Loan Party’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (collectively, the “Excluded Property”) (a) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute and hereby does constitute Collateral, (b) non-assignable property, licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), (c) any particular asset if the pledge thereof or the security interest therein is prohibited or restricted by applicable law, rule or regulation (including any requirement to obtain the consent of any governmental authority, regulatory authority or third party), provided that the foregoing exclusion of this clause (c) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9406, 9407 or 9408 of the UCC or other applicable law or (2) to apply to the extent that any consent or waiver has been obtained, or is hereafter obtained, that would permit the Agent’s security interest or Lien notwithstanding the prohibition or restriction on the pledge of such asset, (d) any Excluded Accounts, (e) any Excluded Assets, and (f) Equipment and software (and the products and proceeds thereof) subject to Permitted Liens of the type described in clause (vii) of the definition of Permitted Liens, but only to the extent and for so long as the agreements under which the equipment is financed prohibit granting a security interest therein to the Agent.

3.3Parent, Mesoblast USA, Mesoblast UK and Mesoblast SUI have entered into the Australian Security Documents, English Security Documents and/or Swiss Security Documents in each case as applicable and pursuant to which they have granted security interests in, to and under the collateral described therein (together with the UCC Collateral, collectively, the “Collateral”) in favor of Agent for the benefit of the Lenders.  Notwithstanding anything herein to the contrary, the Collateral shall not include Excluded Assets unless otherwise agreed between Parent and Agent.

3.4The lien and security interest created hereunder and under the Security Documents shall be automatically released (a) with respect to all Collateral upon the payment in full of all Secured Obligations in accordance with this Agreement (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), (b) with respect to Intellectual Property to the extent licensed to a third Person under an exclusive License to which the Agent has expressly consented in writing, which such consent shall not be unreasonably withheld or

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delayed, or (c) if otherwise approved, authorized or ratified in writing by Agent in its sole discretion.  Upon such release, Agent shall, upon the reasonable request and at the sole cost and expense of Borrower, assign, transfer and deliver to Borrower, against receipt and without recourse to or warranty by Agent, except as to the fact that Agent does not continue to encumber the released assets (subject to customary reinstatement provisions), such Collateral or any part thereof, which shall be released in accordance with customary documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the release of such Collateral.  As part of or in connection with any exclusive license permitted hereunder, Agent and Lenders agree that the respective Loan Party to such exclusive license permitted hereunder may grant to the licensee thereunder customary rights ancillary to the licensing of the patents subject to such other exclusive license permitted hereunder, including the right to enforce and/or participate in or oversee the prosecution thereof. Further, Agent agrees that its consent shall not be unreasonably withheld in connection with the entry into any additional instruments or documents or any further actions that may be necessary, or that the Loan Parties may otherwise from time to time reasonably request, in order to effectuate the purpose of the [***].

3.5Subject to any conflicting provisions in any Security Document under the law of a jurisdiction other than the United States with respect to any property located in such jurisdiction, each Loan Party acknowledges and agrees to abide by the covenants and agreements contained in Annex A hereto.

SECTION 4.  CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrowers of the following conditions:

4.1Closing Date.  On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)executed copies of each of the Loan Documents, [***] and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)certified copies of resolutions (or, in the case of Parent, an extract thereof) of each of the Loan Parties’ respective Boards of Directors (and shareholder, with respect to Mesoblast UK and Mesoblast SUI) evidencing (i) approval of the Loan and other transactions evidenced by the Loan Documents; (ii) authorizing the issuance of the Warrants; (iii) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; (iv) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Advance Request or other relevant notice) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party; and (v) (with respect to Parent and Mesoblast UK) (A) including a statement of corporate benefit; (B) acknowledging that the Board of Directors are acting for a proper purpose and that the Loan Documents are in the best interests of that Loan Party and for its commercial

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benefit; and (C) acknowledging that the relevant Loan Party was solvent and there were reasonable grounds to expect that the relevant Loan Party would continue to be solvent after executing and complying with its obligations under the Loan Documents;

(c)certificates (as customary in the jurisdiction of Mesoblast UK and containing specimen signatures) of a director confirming that guaranteeing or securing the Loans would not cause any guaranteeing or similar limit binding on Mesoblast UK to be exceeded and certifying that each copy document relating to it specified in this Section 4, is correct, complete and the original of such copy document, is in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date;

(d)in respect to any UK PSC Charged Company, a certified copy of the PSC Register together with confirmation from an authorized signatory of the Parent that (a) it and each of its Subsidiaries has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from any UK PSC Charged Company and (b) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of the shares of any UK PSC Charged Company charged as Collateral;

(e)verification certificates (as customary in the jurisdiction of Parent and containing specimen signatures) of a director confirming that (i) there will be no contravention of, and neither is it prohibited by, Chapter 2E or Chapter 2J.3 of the Australian Corporations Act from entering into and delivering the Loan Documents to which it is a party and performing any of its obligations under those documents; (ii) the relevant Loan Party is solvent and there are reasonable grounds to expect that the relevant Loan Party would continue to be solvent after executing and complying with its obligations under the Loan Documents; (iii) guaranteeing or securing the Loans would not cause any guaranteeing or similar limit binding on it to be exceeded; and (iv) each copy document relating to it specified in this Section 4, is correct, complete and the original of such copy document, is in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date;

(f)certified copies of the constitutional documents and the bylaws, as amended through the Closing Date, of each Loan Party in form and substance satisfactory to the Agent;

(g)a certificate of good standing (or foreign equivalent or insolvency search, as applicable) for each Loan Party from its jurisdiction of organization and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;

(h)satisfactory results of searches of the Australian PPSR and ASIC register in respect of Parent and satisfactory UCC and Lien searches in respect of each of the Loan Parties (which searches shall be at Borrowers’ sole expense in accordance with Section 11.12);

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(i)all certificates of insurance and copies of each insurance policy required hereunder (other than copies of any director’s and officer’s insurance policies of the Loan Parties);

(j)payment of all reasonable and documented out-of-pocket fees, costs and expenses due and payable to the Agent and each Lender pursuant to the Fee Letter and reimbursement of Agent’s and each Lender’s current expenses reimbursable pursuant to Section 11.12 of this Agreement, including all reasonable and documented out-of-pocket closing costs and fees and all unpaid reasonable expenses of the Agent and the Lenders incurred in connection with this Agreement (including the Agent’s and the Lenders’ legal fees and expenses);

(k)evidence of the repayment in full and termination of the Refinanced Facility and release of all security interests granted in connection therewith, in form and substance satisfactory to the Agent;

(l)all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Terrorism Laws, including a beneficial ownership certificate and duly executed IRS Form W-9 (or other applicable tax forms) for each of the Borrowers; and

(m)such other documents as Agent may reasonably request.

4.2All Advances.  On or prior to each Advance Date:

(a)Agent shall have received an Advance Request for the relevant Advance at least five (5) Business Days before the Advance Date as required by Section 2.2(b), each duly executed by a Borrower’s Chief Executive Officer, Chief Financial Officer or any other duly authorized officer or director;

(b)the representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

(c)the Loan Parties shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing;

(d)the Agent shall have received a solvency certificate, substantially in the form of Exhibit C, duly executed and delivered by the chief financial officer of the Parent, dated as of the Advance Date, in form and substance reasonably satisfactory to the Agent;

(e)the Agent shall have received written evidence, in form and substance satisfactory to Agent, that any milestone conditions to borrowing such Advance described in Section 2.2(a) have been satisfied to the extent applicable.

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(f)Borrower shall have paid all reasonable and documented out-of-pocket fees, costs and expenses due and payable to the Agent and each Lender pursuant to the Fee Letter and Agent’s and each Lender’s current expenses reimbursable pursuant to Section 11.12 of this Agreement, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Agent and the Lenders incurred in connection with this Agreement (including the Agent’s and the Lenders’ legal fees and expenses); and

(g)each Advance Request shall be deemed to constitute a representation and warranty by such Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3No Default.  As of the Closing Date and each Advance Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.4Post-Close Obligations.

(a)Within thirty (30) days of the Closing Date, the Loan Parties shall deliver to Agent (or its designated agent) the stock certificates or other instruments representing or evidencing the pledged Equity Interests in Mesoblast USA, charged Equity Interests in Mesoblast SUI and Mesoblast UK, accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers) in blank, all in form and substance satisfactory to Agent.

(b)Within forty-five (45) days of the Closing Date, the Parent shall deliver to Agent:

(i)a prospectus for the Warrants lodged by the Parent with the Australian Securities and Investments Commission in accordance with Part 6D.2 of the Australian Corporations Act 2001 (Cth); and

(ii) executed copies of the Warrants and the Registration Rights Agreement, which will comprise the application form for the Warrants which must be included in or be accompanied by, the prospectus, and, subject to Section 4.4(c), the holders of Warrants will be given a holding statement to reflect the issuance of the Warrants.

(c)As soon as reasonably practicable after the Parent has complied with its obligations under Section 4.4(b), the Lenders must return to the Parent executed counterparts of the Agreements referred to in Section 4.4(b)(ii), which the Lenders acknowledge and agree will be a pre-condition to the issue of the Warrants.

(d)Despite any other provision herein, if the issue of the Warrants would be likely to exceed the capacity of the Parent to issue equity securities under ASX Listing Rule 7.1, the obligations of the Parent to issue and any agreement between the parties to issue the Warrants are conditional for the purposes of Exception 17 in ASX Listing Rule

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7.2 on the Parent's shareholders approving the issue of the Warrants under ASX Listing Rule 7.1 before the issue is made.

(e)Within fifteen (15) days of the Closing Date, the Loan Parties shall deliver all such insurance policies required pursuant to each Loan Document, which shall name Agent (for its benefit and the benefit of the Lenders) loss payee or additional insured, as applicable, and provide that no cancellation of the policies will be made without at least ten (10) days prior written notice to Agent.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

Each Loan Party represents and warrants that:

5.1Corporate Status.  Each Loan Party is a corporation duly organized, legally existing and in good standing, as applicable, under the laws of (a) Australia (with respect to Parent), (b) England and Wales (with respect to Mesoblast UK), (c) Switzerland (with respect to Mesoblast SUI), or (d) Delaware (with respect to Mesoblast USA) and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect.  Each Loan Party’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C to the Disclosure Letter, as may be updated by the Loan Parties in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2Collateral.  Each Loan Party has good and valid rights in or power to transfer the Collateral owned by it and title to Collateral with which it has purported to grant a security interest hereunder, free of all Liens, except for Permitted Liens.  Each Loan Party has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3Consents.  Each Loan Party’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate action of such Loan Party, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of such Loan Party’s constitutional documents, trust deeds, or other organizational or governing documents (as applicable), bylaws, or any law, regulation, order, injunction, judgment, decree or writ to which such Loan Party is subject and (iv) except as described on Schedule 5.3 to the Disclosure Letter, do not violate any material contract or agreement or require the consent or approval of any other Person which has not already been obtained.  The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4Material Adverse Effect.  No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.  No Loan Party is aware of any event that is reasonably expected to result in a Material Adverse Effect.

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5.5Actions Before Governmental Authorities.  There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6Laws.

No Loan Party nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority (including the ‘Listing Rules’ of the ASX), where such violation or default is reasonably expected to result in a Material Adverse Effect.  Attached hereto as Schedule 5.6 to the Disclosure Letter is a true, complete and correct list of all Material Agreements of any Loan Party and/or any of its Subsidiaries.  No Loan Party is in default in any material manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other Material Agreement to which it is a party or by which it is bound and, to the knowledge of any Loan Party with respect to any Person other than any Loan Party or its Subsidiaries, no event of default or event that with the passage of time would result in an event of default exists under any provision of any agreement or instrument evidencing material Indebtedness, nor any other Material Agreement to which it is a party or by which it is bound.

No Loan Party nor any of its Subsidiaries is required to register as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  No Loan Party nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Each Loan Party with activities in the United States has complied in all material respects with the Federal Fair Labor Standards Act.  No Loan Party nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  No Loan Party’s nor any of its Subsidiaries’ properties or assets has been used by such Loan Party or such Subsidiary or, to any Loan Party’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws.  Each Loan Party and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

No Loan Party, any of its Subsidiaries, or to any Loan Party’s knowledge any of its or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  No Loan Party, nor any of its Subsidiaries, or to the knowledge of any Loan Party, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or

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engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.  None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations, including the anti-bribery laws, or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Each Loan Party has implemented and maintains in effect policies and procedures to the extent necessary to ensure compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with anti-corruption laws and applicable Sanctions, and Parent, its Subsidiaries and their respective directors, officers and employees and to the knowledge of Parent, its Subsidiaries and their respective directors officers and agents, are in compliance with anti-corruption laws and applicable Sanctions in all material respects.

No Loan Party nor any of its Subsidiaries or any of their respective directors, officers or employees, is a Sanctioned Person.  No Loan, use of proceeds or other transaction contemplated by this Agreement will violate anti-corruption laws or applicable Sanctions.

5.7Information Correct and Current.  No written information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of any Loan Party to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such written information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by the Loan Parties to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to the Loan Parties, and (ii) the most current of such projections provided to the Board of Directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ).

5.8Tax Matters.  Except as described on Schedule 5.8 to the Disclosure Letter and except those being contested in good faith with adequate reserves under GAAP or IFRS, as applicable, (a) each Loan Party has filed all material foreign, federal, state and local tax returns that it is required to file, (b) each Loan Party has duly paid or fully reserved for all material taxes or installments thereof (including any interest or penalties) as and when due, or which have or may become due pursuant to such returns, and (c) each

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Loan Party has paid or fully reserved for any material tax assessment received by such Loan Party, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9Intellectual Property.  The Loan Parties are the sole and exclusive legal and beneficial owners of all right, title and interest in and to all Material Intellectual Property owned or purported to be owned by the Loan Parties, free and clear of any Liens other than Permitted Liens.  The Loan Parties own or have sufficient and valid, written rights to use all Material Intellectual Property and, to the Loan Parties knowledge, all other Intellectual Property necessary or material for the operation or conduct of the Loan Parties’ business as currently conducted. Except as described on Schedule 5.9 to the Disclosure Letter, (i) to the Loan Parties’ knowledge, each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no Material Intellectual Property has been judged invalid or unenforceable, in whole or in part (for clarity, this does not include prosecution of patents in the ordinary course), and (iii) no material claim has been made to a Loan Party that any use of Material Intellectual Property or the conduct of such Loan Party’s business infringes, misappropriates or otherwise violates the rights of any third party in any material respect.  To the Loan Parties’ knowledge, as of the Closing Date, Exhibit D to the Disclosure Letter contains a true, correct and complete list of each of the Loan Parties’ Patents, registered Trademarks (and applications therefor), registered Copyrights (and applications therefor) and all in-bound exclusive Copyright Licenses and other Licenses under which a Loan Party licenses (or receives a covenant not to sue or other right under) Material Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by a Loan Party, in each case as of the Closing Date.  The Loan Parties are not in material breach of, nor have the Loan Parties failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements relating to Material Intellectual Property and, to Loan Parties’ knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.  Each Loan Party has taken reasonable precautions to protect the secrecy, confidentiality and value of its material Trade Secrets, and to the Loan Parties’ knowledge, no such material Trade Secret has been disclosed to or discovered by any unauthorized third party.  All current and former employees and contractors that have developed material intellectual property (including Patents, Copyrights, Trademarks and Trade Secrets) for or on behalf of any Loan Party has executed written confidentiality and invention assignment agreements with such Loan Party that irrevocably and presently assign to such Loan Party or its designee all rights, title and interest in and to any such Material Intellectual Property.

5.10Intellectual Property Licenses.  Except as described on Schedule 5.10 to the Disclosure Letter, to the Loan Parties’ knowledge, the Loan Parties own or license pursuant to a written agreement all material rights with respect to Intellectual Property necessary or material for the operation or conduct of the Loan Parties’ business as currently conducted by Loan Parties.  Without limiting the generality of the foregoing, and in the case of material Licenses from third parties in connection with Material Intellectual Property, except for restrictions that are unenforceable under Division 9 of the UCC or other applicable law, the Loan Parties have the right, to the extent required to operate their business, to freely transfer, license or assign Intellectual Property necessary or material in

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the operation or conduct of their business as currently conducted and currently proposed to be conducted by them, without condition, restriction or payment of any kind (other than payments in the ordinary course of business) to any third party, and the Loan Parties, to the Loan Parties’ knowledge, own or have the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to their business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where a Loan Party is the licensee or lessee and license agreements permitted under the definition of Permitted Transfers.

5.11Borrower Products.  To the Loan Parties’ knowledge, no Material Intellectual Property owned by any Loan Party or Borrower Product is being infringed, violated, or misappropriated by any other Person; and, except as described on Schedule 5.11 to the Disclosure Letter, no Material Intellectual Property owned by any Loan Party or Borrower Product has been or is subject to any actual or, to the knowledge of the Loan Parties, threatened in writing litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner any Loan Party’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no material decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates any Loan Party to grant licenses or ownership interest in any future Material Intellectual Property related to the operation or conduct of the business of the Loan Parties or Borrower Products.  No Loan Party has received any written notice or claim, or, to the knowledge of the Loan Parties, oral notice or claim, challenging or questioning their ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in or rights to any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the Loan Parties’ knowledge, is there a reasonable basis for any such claim in each case to where such notice or claim would reasonably be expected to have a Material Adverse Effect.  No Loan Party’s use of its Material Intellectual Property, or the conduct of its business, or the design, labeling, promotion, licensing, marketing, dispensing, manufacturing, selling or commercializing of Borrower Products, infringes, misappropriates or otherwise violates the intellectual property (including Patents, Copyrights, Trademarks and Trade Secrets) or other rights of others, except where such infringement, misappropriation or other violation has not resulted in, and is not reasonably expected to result in, a Material Adverse Effect.

5.12Financial Accounts.  Exhibit E to the Disclosure Letter, as may be updated by Loan Parties in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which any Loan Party or any Subsidiary maintains Deposit Accounts and (b) all institutions at which any Loan Party or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

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5.13Employee Loans.  No Loan Party has outstanding loans to any employee, officer or director of such Loan Party nor has any Loan Party guaranteed the payment of any loan made to an employee, officer or director of such Loan by a third party, other than loans under the Loan Funded Share Plan.

5.14Capitalization and Subsidiaries.  Parent’s capitalization as of the Closing Date is set forth on Schedule 5.14 of the Disclosure Letter.  The Loan Parties do not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.  Attached as Schedule 1 to the Disclosure Letter, as may be updated by Loan Parties in a written notice provided after the Closing Date, is a true, correct and complete list of each direct and indirect Subsidiary of Parent.

5.15[Reserved].

5.16Centre of Main Interests and Establishments. For the purposes of Regulation (EU) No 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), as it forms part of English law by virtue of the European Union Withdrawal (Agreement) Act 2020, (the “UK Regulation”), Mesoblast UK’s centre of main interest (as that term is used in Article 3(1) of the UK Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

5.17Pensions.  (a) Mesoblast UK is not, nor has it at any time been, an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pensions Schemes Act 1993); and (b) Mesoblast UK is not, nor has it at any time been, “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer.

5.18Non-Bank Rules. The Swiss Obligors are in compliance with the Non-Bank Rules; provided, that, the Swiss Obligors shall not be in breach of this representation if its number of creditors that are not Swiss Qualifying Banks in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because a Lender having (a) made an incorrect declaration of its status as to whether or not it is a Swiss Qualifying Bank, (b) failed to comply with its obligations under Section 11.7 or Section 11.8 of this Agreement or (c) ceased to be a Swiss Qualifying Bank other than as a result of any Change in Law after the date it became a Lender under this Agreement. For the purpose of its compliance with the 20 Non-Bank Rule under this Section 5.18, the number of Lenders under this Agreement which are not Swiss Qualifying Banks shall be deemed to be ten (10) (irrespective of whether or not there are, at any time, any such Lenders).

5.19Trustee.  The Loan Parties are not trustees of any trust or settlement other than as disclosed to Agent prior to the Closing Date.

5.20Related Party Benefit and Financial Assistance.  No Loan Party has contravened nor will it contravene Chapter 2E or 2J.3 of the Australian Corporations Act

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by entering into any Loan Document to which it is a party or participating in any transaction in connection with any Loan Document to which it is a party.

5.21Australian Tax Arrangements. No Loan Party is a member of an Australian Consolidated Tax Group and neither it nor any other Subsidiary has entered into a Australian Tax Sharing Agreement or a Australian Tax Funding Agreement.

5.22Australian PPS Law Details.  Except as disclosed in writing by a Loan Party, or on its behalf, each Loan Party’s details set out in any Australian Security Document are true and correct in all respects and reflects the information contained in the source from which information in relation to it must be taken for the purposes of the Australian PPS Law in order to register a financing statement in respect of any security interests granted under an Australian Security Document or any other Loan Document.

5.23Solvency.  Each Loan Party is Solvent and is able to pay its debts (including trade debts) as they mature.  No Loan Party is subject to an Insolvency Event.

5.24ERISA.  No Loan Party (nor trade or business (whether or not incorporated) under common control with a Loan Party) maintains or contributes to any employee benefit pension plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

SECTION 6.  INSURANCE; INDEMNIFICATION

6.1Coverage.  The Loan Parties shall cause to be carried and maintained commercial general liability insurance against risks customarily insured against in the Loan Parties’ line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3.  The Loan Parties must maintain a minimum of [***] (or foreign currency equivalent, if applicable) of commercial general liability insurance for each occurrence.  The Loan Parties have and agree to maintain directors’ and officers’ insurance as agreed with Agent on the Closing Date. So long as there are any Secured Obligations (other than inchoate indemnity obligations) outstanding, the Loan Parties shall also cause to be carried and maintained insurance upon the Collateral other than therapeutic stock and raw materials, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2Certificates.  The Loan Parties shall deliver to Agent certificates of insurance that evidence their compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  The Loan Parties’ insurance certificate shall state Agent (shown as “Oaktree Fund Administration, LLC, as Agent”) is an additional insured for commercial general liability, and a loss payee for all risk property damage insurance, subject to the insurer’s approval, and promptly following any purchase of new or replacement insurance, Borrower shall deliver to Agent certificates of insurance showing Agent as a loss payee for property insurance and additional insured for liability insurance

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for any such future insurance that Borrower may acquire from an insurer.  Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance.  All certificates of insurance will, if customary in the applicable jurisdiction, provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient).  Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.  The Loan Parties shall provide Agent with copies of each insurance policy other than any director’s and officer’s insurance policies of the Loan Parties.  The Loan Parties agree that upon entering or amending any insurance policy required hereunder, Loan Parties shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3Indemnity.  Each Loan Party agrees to indemnify and hold Agent, Lenders and their respective officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct; notwithstanding anything to the contrary in the foregoing, the foregoing shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.  Each Loan Party agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all registration, stamp, excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to the execution, delivery, performance, enforcement or registration of any of the Collateral or the Loan Documents.  In no event shall any Loan Party or any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.

SECTION 7.  COVENANTS OF BORROWER

Each Loan Party agrees as follows:

7.1Financial Reports.  The Loan Parties shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

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(a)[Reserved];

(b)within sixty (60) days after the end of each fiscal quarter of Parent’s fiscal year, unaudited interim and year-to-date financial statements of Parent as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies or any other occurrence that could reasonably be expected to have a Material Adverse Effect, certified by Parent’s Chief Executive Officer, Chief Financial Officer, chief accounting officer or any other duly authorized officer or director to the effect that they have been prepared in accordance with GAAP or IFRS, as applicable, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(c)within ninety (90) days after the end of each fiscal year of Parent, unqualified, and without any going concern, emphasis of matter or similar limitations (other than a going concern qualification solely with respect to (i) having less than twelve (12) months of cash, (ii) the impending maturity of Indebtedness under this Agreement within 12 months of the date of such report or (iii) the Loan Parties ability to refinance or restructure any existing indebtedness, including any uncertainty in connection therewith), audited financial statements of Parent as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Parent and reasonably acceptable to Agent (it being understood that Deloitte and any other accounting firm of national standing is reasonably acceptable to Agent);

(d) together with each set of financial statements delivered pursuant to Section 7.1(b) or (c), a Compliance Certificate in the form of Exhibit F;

(e)as soon as practicable (and in any event within fourteen (14) days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f)promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Parent has made available to holders of any series of its Equity Interests generally and copies of any regular, periodic and special reports or registration statements that Parent files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange;

(g)promptly, and in any event, within fifteen (15) days after each meeting of the Board of Directors, copies of all presentation materials that Borrower provides to its directors in connection with meetings of the Board of Directors, provided that in all cases Borrower may exclude any information or materials related to the performance of the Lenders hereunder, directors only sessions, future debt refinancing transactions, any attorney-client privileged information and any information that would raise a conflict of interest with Agent or Lenders;

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(h)within the earlier of (a) sixty (60) days after Parent’s fiscal year end and (b) ten (10) days after approval by Parent’s board of directors, financial and business projections as approved by the Board of Directors, as well as budgets, operating plans and other financial information reasonably requested by Agent;

(i)on any LTV Testing Date, certification of the Loan-to-Value on such LTV Testing Date; and

(j)immediate notice if any Loan Party or any Subsidiary has knowledge that any Loan Party, or any Subsidiary or Affiliate of any Loan Party, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

No Loan Party shall make any change in its (a) accounting policies or reporting practices, other than to the extent required or otherwise contemplated by GAAP or IFRS, as applicable, the SEC, the PCAOB or other applicable regulatory requirements or (b) fiscal years or fiscal quarters. The fiscal year of Parent shall end on June 30.

The executed Compliance Certificate may be sent via email to Agent at [***], with a copy to [***].  All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to [***], with a copy to [***]; provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent to the notice address(es) provided in Section 11.2.

Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(b), (c) and (f) (to the extent any such documents are included in materials otherwise filed with the SEC or ASX) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent files such documents with the SEC and such documents are publicly available on the SEC’s or ASX’s filing system or any successor thereto.

7.2Management Rights.  The Loan Parties shall permit any representative that Agent or any Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of the Loan Parties at reasonable times and upon reasonable advance written notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than twice per fiscal year.  In addition, any such representative shall, upon reasonable advance written notice, have the right to meet with management and officers or directors, as applicable, of the Loan Parties to discuss such books of account and records.  In addition, Agent or any Lender shall be entitled to consult with and advise the management and officers or directors, as applicable, of the Loan Parties concerning significant business issues affecting Borrower upon reasonable advance written notice; provided, however that so long as no Event of Default has occurred and is continuing, such consultations shall be limited to no more often than twice per fiscal year.  Such consultations shall not unreasonably interfere with the Loan Parties’ business operations.  The parties intend that the rights granted Agent and the Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section

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2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lenders with respect to any business issues shall not be deemed to give Agent or Lenders, nor be deemed an exercise by Agent or Lenders of, control over the Loan Parties’ management or policies, and the Loan Parties shall have no obligation to act upon or follow any such advice or recommendation.

7.3Further Assurances.  Each Loan Party shall from time to time execute, acknowledge, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents or instruments as the Agent may from time to time request to perfect, assure, preserve, protect or give the highest priority to Agent’s Lien on the Collateral.  Each Loan Party shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby, for more satisfactorily assuring or securing to Agent the Collateral, ensure a Loan Document is fully effective and enforceable and for aiding the exercise of any power in any Loan Document.  In addition, and for such purposes only, each Loan Party hereby authorizes Agent to execute and deliver on its behalf and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of such Loan Party in accordance with Section 9-504 of the UCC or the Australian PPSA), and during the continuance of an Event of Default, collateral assignments, notices, control agreements, security agreements and other documents without the signature of the Loan Parties either in Agent’s name or in the name of Agent as agent and attorney-in-fact for the Loan Parties.  Each Loan Party shall protect and defend its title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to such Loan Party or Agent other than Permitted Liens.

7.4Indebtedness.  No Loan Party shall create, incur, assume, guarantee nor be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness. No Loan Party shall, or permit any Subsidiary to, prepay any Indebtedness or take any actions which impose on any Loan Party or Subsidiary an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into common equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then-applicable payment schedule, (c) prepayment by any Subsidiary of (i) intercompany Indebtedness owed by such Subsidiary to any Loan Party, or (ii) if such Subsidiary is not a Loan Party, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Loan Party, (d) a “fundamental change” repurchase provision pursuant to a [***], (e) with common equity interests of Parent or (f) as otherwise permitted hereunder or approved in writing by Agent or subject to the terms of any subordination or intercreditor agreement entered into by Agent.  No Subsidiary of a Loan Party that is not a Loan Party shall incur any material liabilities exceeding its liabilities on the Closing Date.

7.5Collateral.  Each Loan Party shall at all times keep the Collateral and all other property and assets used in the Loan Parties’ business or in which the Loan Parties now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (other than Permitted Liens) and shall give Agent prompt written notice of any

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legal process affecting the Collateral, such other property and assets, or any Liens thereon, other than as permitted pursuant to this Agreement and the Loan Documents. No Loan Party shall agree with any Person other than Agent or Lender not to encumber its property, other than Permitted Liens and as otherwise permitted pursuant to this Agreement and the Loan Documents.  No Loan Party shall enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Intellectual Property, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than pursuant to (x) this Agreement and the other Loan Documents, (y) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or (z) customary restrictions on the assignment of leases, licenses and other agreements.  Each Loan Party shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets.

7.6Investments.  No Loan Party shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7Distributions.  No Loan Party shall, nor shall allow any Subsidiary to, (a) repurchase or redeem any class of shares, stock or other Equity Interest other than (x) pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such shares, stock or Equity Interest or (y) [***]; or (b) declare or pay any cash dividend or make a cash distribution on any class of shares, stock or other Equity Interest, except that a Subsidiary may pay dividends or make distributions to any Loan Party, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year.

7.8Transfers.

(a)Except for (i) Permitted Transfers and (ii) Permitted Investments that constitute Permitted Transfers, no Loan Party shall, nor shall allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease or sublease, sale and leaseback, assign, license, transfer lend or in any other manner convey or dispose of any equitable, beneficial or legal interest in its businesses, assets or property of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Loan Party or Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”).

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Notwithstanding anything to the contrary herein, the transactions constituting Permitted Transfers (other than clause (vii) in the definition thereof) shall not constitute an Asset Sale for the purposes of the mandatory prepayment provision in Section 2.6(b).

(b)Notwithstanding anything in this Agreement to the contrary, (i) no Loan Party shall, nor shall allow any Subsidiary to (x) directly or indirectly transfer, by means of contribution, sale, assignment, lease or sublease, license or sublicense, or other disposition of any kind (including, for avoidance of doubt, as an Investment), any Material Intellectual Property, other than pursuant to clauses (ii), (vi), (vii), (viii) and (xii) of the definition of Permitted Transfers or (y) permit any Person other than a Loan Party to license or own any interest in any Material Intellectual Property owned by a Loan Party other than pursuant to clauses (ii), (vi), (vii), (viii) and (xii) of the definition of Permitted Transfers; (ii) no Material Intellectual Property shall be contributed as an Investment or distributed to any Subsidiary other than a Loan Party; and (iii) unless, in the case of the transfer of equity interests of a Loan Party, such Loan Party continues to be a Loan Party after giving effect to such transfer, no Loan Party shall directly or indirectly transfer, by means of contribution, sale, assignment, lease or sublease, license or sublicense, or other disposition of any kind (including, for the avoidance of doubt, as an Investment), any equitable, beneficial or legal interest in its businesses, assets or property of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired (including accounts receivable and Equity Interests of Subsidiaries) to Mesoblast USA.

7.9Mergers or Acquisitions.  No Loan Party shall merge or consolidate, or permit any of its Subsidiaries to merge, amalgamate or consolidate, with or into any other business organization (other than mergers, amalgamations or consolidations of (a) a Subsidiary which is not a Loan Party into another Subsidiary or into a Loan Party or (b) a Loan Party into another Loan Party (including any entity that becomes a Loan Party pursuant to Section 7.13 substantially concurrently with the occurrence of such merger, amalgamation or consolidation)), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, other than Permitted Investments or Permitted Transfers.

7.10Taxes.  Each Loan Party and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against (i) any Loan Party, any of its Subsidiaries or the Collateral or (ii) upon any Loan Party’s or any of its Subsidiaries’ ownership, possession, use, operation or disposition of the Collateral or upon any Loan Party’s or any of its Subsidiaries’ rents, receipts or earnings arising therefrom.  Each Loan Party shall file on or before the due date therefor all material personal property tax returns in respect of the Collateral.  Notwithstanding the foregoing, any Loan Party may contest, in good faith and by appropriate proceedings, taxes for which such Loan Party maintains adequate reserves therefor in accordance with GAAP or IFRS, as applicable.

7.11Corporate Changes; Location of Collateral.  No Loan Party nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent.  No Change in Control shall be permitted

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to occur.  No Loan Party nor any Subsidiary shall relocate its chief executive office or its principal place of business unless it has provided thirty (30) days’ prior written notice to Agent.  No Loan Party nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to Five Hundred Thousand Dollars ($500,000) in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to the Disclosure Letter to another location described on Exhibit C to the Disclosure Letter) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within Australia (with respect to Parent), the UK (with respect to Mesoblast UK), Switzerland (with respect to Mesoblast SUI) or the continental United States (with respect to Mesoblast USA) and, (iii) if such relocation is to a third party bailee, if not prohibited by applicable law, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.  The Loan Parties and their Subsidiaries shall not, collectively, hold any assets (other than Excluded Assets or any registrations or filings with respect to Intellectual Property) not subject to a perfected first priority Lien in favor of Agent (which may be a floating charge) in excess of $1,000,000 in the aggregate at any time.  Mesoblast Australia Pty Ltd and Mesoblast Employee Share Trust shall not individually hold any assets or receive any cash in excess of $100,000 in the aggregate at any time.

7.12Deposit Accounts.

(a)Other than Excluded Accounts, no Loan Party shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement (which, in the case of an English Loan Party, shall be the Debenture).  The Loan Parties shall obtain an Account Control Agreement with respect to accounts located outside of the United States other than with respect to Excluded Accounts.

(b)Notwithstanding paragraph (a) above, an Australian Loan Party may maintain any Deposit Accounts, or accounts holding Investment Property, with respect to which Agent does not have an Account Control Agreement, provided that such Australian Loan Party shall use commercially reasonable efforts to obtain an Account Control Agreement in form and substance reasonably satisfactory to such Australian Loan Party and Agent in respect of such accounts (other than Excluded Accounts) within 30 days of the Closing Date.   For the purposes of this paragraph, the Australian Loan Party will be deemed to have satisfied its obligations under this paragraph where it has used commercially reasonable efforts but the financial institution at which the Deposit Account is held has expressly refused to enter into any form of Account Control Agreement.

7.13Future Subsidiaries.  Each Loan Party shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within (i) fifteen (15) days of formation of any Subsidiary formed or organized under the laws of the United States or any state, commonwealth or territory thereof and (ii) thirty (30) days of formation of any Subsidiary that is not an Excluded Subsidiary organized outside of the United States or any state, commonwealth or territory thereof, shall cause any such Subsidiary (other than an

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Excluded Subsidiary or the [***]), unless otherwise consented to by Agent, to execute and deliver to Agent a Joinder Agreement.

7.14[***]

7.15Notification of Event of Default.  Parent shall notify Agent promptly, and in any event, within two (2) Business Days of the occurrence of any Default or Event of Default, and any default under any Material Agreement which would give rise to any right to accelerate the obligations under such Material Agreement or terminate such Material Agreement.

7.16Transactions with Affiliates.  No Loan Party shall and shall permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of such Loan Party or such Subsidiary on terms that are less favorable to such Loan Party or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of such Loan Party or such Subsidiary, other than  (i) Permitted Investments, (ii) reasonable and customary fees paid to board members and (iii) board-approved compensation arrangements for officers, directors and other employees.

7.17Use of Proceeds.  Borrower agrees that the proceeds of the Loans shall be used solely to (i) refinance the Refinanced Facility on the Closing Date, (ii) pay related fees and expenses in connection with this Agreement, (iii) for development of clinical pipeline and (iv) for growth working capital and/or other general corporate purposes.  The proceeds of the Loans will not be used in violation of anti-corruption laws or applicable Sanctions.

7.18Compliance with Laws.  Each Loan Party shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respect with all applicable laws, rules or regulations (including the ‘Listing Rules’ of the ASX and any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of such Loan Party’s business.

7.19OFAC; Sanctions.

(a)No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No.

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13224 or any similar executive order or other Anti‑Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law.

(b)Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with anti-corruption laws and applicable Sanctions, and each Loan Party’s, its Subsidiaries and their respective directors, officers and employees and to the knowledge of such Loan Party’s, its directors, officers and agents, are in compliance with anti-corruption laws and applicable Sanctions in all material respects.

(c)No Loan Party, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of such Loan Party, any agent for such Loan Party or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan, use of proceeds or other transaction contemplated by this Agreement will violate anti-corruption laws or applicable Sanctions.

7.20Intellectual Property.

(a)Each Loan Party shall, and shall cause its Subsidiaries to: (i) protect, defend and maintain the validity and enforceability of its Material Intellectual Property; (ii) promptly advise Agent in writing of all material infringements, violations, or misappropriations by any Person of its Material Intellectual Property and use commercially reasonable efforts to stop, curtail or abate such infringement, misappropriation or other violation if determined appropriate by the Loan Party in the exercise of its reasonable business judgment; (iii) promptly after obtaining knowledge thereof, notify the Agent of any claim or assertion by any Person that the conduct of the business of any Loan Party or any of their Subsidiaries has infringed, misappropriated or otherwise violated any intellectual property (including Patents, Copyrights, Trademarks and Trade Secrets) of such Person, where such claim or allegation could reasonably be expected to result in material liability to the Loan Parties or any of their Subsidiaries; and (iv) not allow any Material Intellectual Property to be abandoned, forfeited or dedicated to the public without Agent’s written consent, such consent not to be unreasonably delayed or withheld (for the avoidance of doubt, (A) the lapsing of divisionals in a patent family where there are granted patents in the same jurisdiction and in the same family as the divisional or (B) the lapsing of an application where a continuation to or a divisional of such application has been filed to continue prosecution, does not require the Agent’s written consent).

(b)Except for a Permitted Transfer, no Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into or become or remain bound by any outbound exclusive license of Intellectual Property.  No Loan Party shall, or shall allow any Subsidiary to, (i) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any material License or such Loan Party’s rights under Material

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Intellectual Property or (ii) take any action that permits any material License or such Loan Party’s rights under Material Intellectual Property to be terminated by any counterparty thereto prior to its stated date of expiration.

(c)If a Loan Party (i) creates, develops, or otherwise obtains any Patent, registered Trademark, registered Copyright, in-bound exclusive Copyright License, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent (other than provisional patent applications) or the registration of any Trademark, then (A) such Loan Party shall provide written notice thereof to Agent concurrently with the delivery of the next Compliance Certificate and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent in such property, and (B) the provisions of this Agreement and the IP Security Agreements shall and hereby do automatically apply thereto and any such Intellectual Property shall automatically constitute and hereby does constitute part of the Collateral, without further action by any party, in each case from and after the date of such creation, development or acquisition.  If a Loan Party decides to register any Copyrights or mask works in the United States Copyright Office, such Loan Party shall: (x) provide Agent with at least fifteen (15) days prior written notice of such Loan Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Loan Parties shall promptly provide to Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Agent to perfect and maintain a first priority perfected security interest in such property.

7.21COMI.   No Subsidiary of any Loan Party whose jurisdiction of incorporation or organization is in a member state of the European Union or the UK shall change its “centre of main interests” (as that term is used in Article 3(1) of the Regulation or the UK Regulation, as applicable).

7.22Non-Bank Rules.  Each Swiss Obligor shall ensure that it is at all times in compliance with the Non-Bank Rules, provided that a Swiss Obligor shall not be in breach of this undertaking if its number of creditors in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because a Lender having (a) made an incorrect declaration of its status as to whether or not it is a Swiss Qualifying Bank, (b) failed to comply with its obligations under Section 11.7 or Section 11.8 of this Agreement or (c) ceased to be a Swiss Qualifying Bank other than as a result of any Change in Law after the date it became a Lender under this Agreement. For the purpose of its compliance with the

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20 Non-Bank Rule under this Section 7.22, the number of Lenders under this Agreement which are not Swiss Qualifying Banks shall be deemed to be ten (10) (irrespective of whether or not there are, at any time, any such Lenders).

7.23Trustee Undertakings.  No Loan Party will become a trustee of any trust or settlement without the prior written consent of Agent.

7.24Related Party Benefit and Financial Assistance.  Each Australian Loan Party will, and will cause each of its Subsidiaries to, comply in all material respects with Chapter 2E and 2J.3 of the Australian Corporations Act and any equivalent legislation in other jurisdictions.

7.25Australian PPS Law.  Each Loan Party with assets located in Australia will promptly take all reasonable steps which are prudent for its business to perfect security interests granted in its favor under Australian PPS Law.

7.26Australian PPS Law Information. Each Loan Party shall notify Agent in writing (a) At least 5 Business Days before any Loan Party changes any of its details as set out in this Agreement or in any other Loan Document including its name or if it becomes a trustee of a trust or a partner in a partnership which is not stated therein; (b) immediately, if any ABN, ARBN or ARSN allocated to it or any other Loan Party, a trust of which it or any other Loan Party is a trustee or any partnership of which it or any other Loan Party is a partner, changes, is cancelled or otherwise ceases to apply to it or any other Loan Party (or if it or any relevant Loan Party does not have an ABN, ARBN or ARSN, one is allocated, or otherwise starts to apply, to it or another Loan Party), and (c) promptly, after delivery or receipt, any notices or correspondence of any kind in relation to an Australian Security Document or the secured property (provided for therein) in each case to or from the “Registrar” as that term is defined in the PPSA or from another secured party in respect of such secured property.

7.27People with Significant Control Regime: Each Loan Party shall (and the Parent shall ensure that each of its Subsidiaries will): (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any UK PSC Charged Company; and (b) promptly provide Agent with a copy of that notice.

7.28Novartis License and Collaboration Agreement.  Each Loan Party acknowledges and agrees to abide by the covenants and agreements contained in Annex B hereto.

7.29Loan-to-Value.  At any time after FDA has filed a BLA resubmission for Remestemcel-L seeking an indication relating to treatment of SR-aGVHD in the United States and the occurrence of the Tranche B Advance Date, on [***] (each such date, a “LTV Testing Date”), Loan-to-Value shall not exceed [***]; provided, that if Loan-to-Value exceeds [***] but is less than [***] on such LTV Testing Date, Borrowers may cure such breach by, within [***] following such LTV Testing Date, depositing cash in an escrow account for the Loan-to-Value excess over [***]; provided, further, that if (i) Loan-

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to-Value exceeds [***] on any day in the [***] period following the deposit of such escrow or (ii) Loan-to-Value is not less than [***] on at least [***] in the [***] period following the deposit of such escrow amount, such escrowed cash shall be released to the Agent for the benefit of the Lenders and the outstanding principal of the Term Loan Advances shall be reduced by such amount, and shall otherwise be released back to the Borrowers after such [***].  If Loan-to-Value exceeds [***] but is less than [***] on such LTV Testing Date, the Borrowers may alternatively cure such breach by prepaying the Term Loans (including with the proceeds raised from the issuance or sale of Equity Interests in Parent); provided that the Lenders may waive any such prepayments in their sole discretion.

SECTION 8.  [Reserved]

SECTION 9.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1Payments.  Any Loan Party fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lender or any Loan Party’s bank if such Loan Party had the funds to make the payment when due and makes the payment within three (3) Business Days following such Loan Party’s knowledge of such failure to pay; or

9.2Covenants.  Any Loan Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 2.6, 4.4, 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.11, 7.12, 7.14, 7.15, 7.17, 7.18, 7.20, 7.21, 7.22, 7.23 or 7.28) or any other Loan Document, such default continues for more than fifteen (15) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to the Loan Parties and (ii) any Loan Party has actual knowledge of such default or (b) with respect to a default under any of Sections 2.6, 4.4, 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.11, 7.12, 7.14, 7.15, 7.17, 7.18, 7.20, 7.21, 7.22, 7.23 or 7.28, the occurrence of such default; or

9.3Material Adverse Effect.  A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; provided that solely for purposes of this Section 9.3, the following events shall not, in and of itself, constitute a Material Adverse Effect (unless otherwise constituting an Event of Default): (a) adverse results or delays in any nonclinical or clinical trial, (b) the failure to achieve [***] or [***], or any other clinical or non-clinical trial goals or objectives, including without limitation, the failure to demonstrate the desired safety or efficacy of any drug or companion diagnostic, (c) the denial, delay or limitation of approval by the FDA or any other Regulatory Authority with respect to any drug or companion diagnostic, or (d) a change in or discontinuation of a strategic partnership or other collaboration or license arrangement; or

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9.4Representations.  Any representation or warranty made by any Loan Party in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5Insolvency.  An Insolvency Event occurs with respect to any Loan Party; or

9.6Attachments; Judgments.  Any material portion of the assets of the Loan Parties, taken as a whole, is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least [***], and such judgment remains unsatisfied unvacated, or unstayed for a period of twenty (20) days after the entry thereof, or any Loan Party is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7Other Obligations.  The occurrence of any default (after giving effect to any grace or cure period) under any agreement or obligation of any Loan Party involving any Indebtedness in excess of [***], which has resulted in a right by the holder of such Indebtedness, whether or not exercised, to accelerate the maturity of such Indebtedness; or

9.8Expropriation.  The authority or ability of the Loan Parties to conduct their business as a whole is wholly or substantially curtailed or limited by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other similar Person in relation to the Loan Parties or any of their respective assets; or

9.9Pensions. The UK Pensions Regulator issues a Financial Support Direction or a Contribution Notice is issued to Mesoblast UK or any Subsidiary which is a company organized under the laws of England and Wales, unless the aggregate liability of Mesoblast UK, and such Subsidiaries under all Financial Support Directions and Contributions Notices is less than Five Hundred Thousand Dollars ($500,000);

9.10De-Listing on the ASX.  Parent ceases to have its ordinary shares listed for trading on the ASX or trading in ordinary shares in Parent on the ASX is suspended for longer than ten (10) consecutive trading days unless the suspension is due to a pending market announcement relating to the imminent announcement of a major acquisition or merger transaction involving the group or a voluntary trading halt (where such voluntary trading halt does not relate to adverse circumstances of a member of the group).

9.11Warrant and Registration Rights Agreement.  After satisfaction of the requirements in Section 4.4(b) herein, Parent breaches any of its material obligations under either the Warrant or the Registration Rights Agreement.

SECTION 10.  REMEDIES

10.1General.  Upon and during the continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations, including any Yield Protection Premium and the Exit Fee, and

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declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in any Loan Party’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, each Loan Party hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of any Loan Party’s account debtors to make payment directly to Agent, compromise the amount of any such account on such Loan Party’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account.  Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  The Agent shall be entitled to exercise any and all rights and remedies set forth in the Loan Documents.  All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2Collection; Foreclosure.  Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral in accordance with applicable law, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.  Each Loan Party agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to such Loan Party.  Agent may require any Loan Party to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and such Loan Party.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including without limitation principal, interest, the default interest rate, fees and disbursements and other charges of counsel payable hereunder, any Commitment Fees, Yield Protection Premium and any Exit Fees), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to the Loan Parties or their representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

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10.3No Waiver.  Agent shall be under no obligation to marshal any of the Collateral for the benefit of the Loan Parties or any other Person, and each Loan Party expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4Cumulative Remedies.  The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

10.5Insolvency Event Defaults.  In case of an Event of Default described in Section 9.5, the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations, including any applicable Yield Protection Premium and the Exit Fee, shall automatically become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

10.6Payment of Yield Protection Premium and Exit Fee.  Notwithstanding anything in this Agreement to the contrary, the Yield Protection Premium and the Exit Fee shall automatically be due and payable at any time the Secured Obligations become due and payable prior to November 19, 2026 in accordance with the terms hereof as though such Indebtedness was voluntarily prepaid and shall constitute part of the Secured Obligations, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the demand of the Agent in accordance with Section 10.1, or automatically, in accordance with Section 10.5), by operation of law or otherwise (including, without limitation, on account of any bankruptcy filing), in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such acceleration, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders as a result thereof. If the Yield Protection Premium or Exit Fee become due and payable pursuant to the preceding sentence, the Yield Protection Premium and Exit Fee, as applicable, shall be deemed to be principal of the Term Loans and interest shall accrue on the full principal amount of the Term Loans (including the Yield Protection Premium and Exit Fee, as applicable) from and after the applicable triggering event.  Any Yield Protection Premium or Exit Fee (or, if required, both the Yield Protection Premium and the Exit Fee) payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, acceleration or prepayment and each Loan Party agrees that such Yield Protection Premium or Exit Fee is reasonable under the circumstances currently existing. The Yield Protection Premium and the Exit Fee shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  EACH LOAN PARTY HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE YIELD PROTECTION PREMIUM OR EXIT FEE AND ANY DEFENSE TO PAYMENT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY, AMBIGUITY, OR OTHERWISE. The Loan Parties, the Agent and the Lenders

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acknowledge and agree that any Yield Protection Premium and the Exit Fee due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 5.02(b)(3) of the Bankruptcy Code or otherwise. Each Loan Party further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. Each Loan Party expressly agrees that (i) the Yield Protection Premium and Exit Fee are each reasonable and each is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the Yield Protection Premium and Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Yield Protection Premium and Exit Fee, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 10.6, (v) their agreement to pay the Yield Protection Premium and Exit Fee is a material inducement to the Lenders to make the Term Loans, and (vi) the Yield Protection Premium and Exit Fee represent a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such event.

10.7Security Arrangements.  Upon the occurrence and during the continuation of any Event of Default, Agent may, at any time and from time to time, exercise the remedies listed in Annex A hereto.

SECTION 11.  MISCELLANEOUS

11.1Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)If to Agent:

[***]

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with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

[***]

(b)If to a Lender, to its address specified on the signature pages hereto.

(c)If to any Loan Party:

c/o Mesoblast Ltd

[***]

with a copy (which shall not constitute notice) to:

LATHAM & WATKINS LLP

[***]

or to such other address as each party may designate for itself by like notice.

11.3Entire Agreement; Amendments.

(a)This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.  EACH LOAN PARTY ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS

(b)Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b).  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Loan Parties party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or

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extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Loan Parties of any of their rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Loan Party from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 without the written consent of the Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon the Loan Parties, the Lender, the Agent and all future holders of the Loans.

11.4No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5No Waiver.  The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers.  No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Loan Parties at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6Survival.  All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement. Sections 6.3 and 11.15 shall survive the termination of this Agreement.

11.7Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on each Loan Party and its permitted assigns (if any).  No Loan Party shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Agent and Lender may assign, transfer or endorse its rights hereunder and under the other Loan Documents, without prior notice to the Loan Parties, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that, as long as no Event of Default has occurred and is continuing: (i) neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a then current direct competitor of any Loan Party (as reasonably determined by Agent at the time of such

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assignment), it being acknowledged that in all cases, an Affiliate or managed fund or account of any Affiliate of any Lender or Agent shall not be considered a direct competitor for this purpose; (ii) Agent or such Lender shall give Parent notice of such assignment or transfer (along with confirmation as to whether the assignee or transferee is a Swiss Qualifying Bank or confirmation of UK Lender status in accordance with Section 2.11(m)(viii)) at least five (5) days prior to such assignment or transfer, or at least two (2) days prior in the case of any assignment or transfer to a managed fund or account of Oaktree Capital Management, L.P.; (iii) Parent may make a written objection to Agent or such Lender prior to such assignment or transfer based on Parent’s reasonable belief that such assignment or transfer could reasonably be expected to violate the 10 Non-Bank Rule; and (iv) if such objection is made, such assignment or transfer shall be effected only with Parent’s consent, not to be unreasonably withheld or delayed (it being unreasonable to withhold consent unless such assignment or transfer could reasonably be expected to violate the 10 Non-Bank Rule, including cases where there is reasonable doubt or uncertainty whether the confirmation of the assignee or transferee being a Swiss Qualifying Bank is correct or there is reasonable doubt or uncertainty whether the assignee or transferee could be regarded as several parties by the Swiss Federal Tax Administration).  Agent, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, shall maintain at one of its offices a copy of each sale or assignment of the Lender pursuant to this Section 11.7 and Section 11.14 delivered to it and a register for the recordation of the names and addresses of the Lenders and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, Agent and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Loan Parties and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. The identity of each Lender (and in case the Lender is a Swiss Qualifying Bank the required documentation to prove this qualification) is permitted to be disclosed to the tax authorities of Switzerland by the relevant Swiss Obligor.  The parties agree that the foregoing is intended to ensure that the Loans are in “registered form” within the meaning of Section 5f.103-1(c) of the Treasury Regulations promulgated under the Code and shall be interpreted consistently therewith.

11.8Exposure Transfers.  Subject to Section 11.7, no Lender shall enter into any arrangement with another person under which such Lender substantially transfers its exposure under this Agreement to that other person, unless under such arrangement throughout the life of such arrangement:

(a)The relationship between the Lender and that other person is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or any Loan Party);

(b)the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and

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(c)the other person will under no circumstances (other than permitted transfers and assignments under Section 11.7) (y) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; and (z) have otherwise any contractual relationship with, or rights against, the Loan Parties under or in relation to this Agreement.

11.9Governing Law.  This Agreement and the other Loan Documents (other than the Australian Security Documents, the English Security Documents, the Swiss Security Documents and such other Loan Documents as expressly state the contrary) and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the law of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.10Consent to Jurisdiction and Venue.  Save to the extent expressly provided for in any Loan Document to the contrary, all judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of New York.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in New York County, State of New York; (b) waives any objection as to jurisdiction or venue in New York County, State of New York; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.11Mutual Waiver of Jury Trial.  Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF THE LOAN PARTIES, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE LOAN PARTIES AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST ANY LOAN PARTY.  This waiver extends to all such Claims, including Claims that involve Persons other than Agent, the Loan Parties and Lender; Claims that arise out of or are in any way connected to the relationship among the Loan Parties, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement or any other Loan Document.

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11.12Professional Fees.  Each Loan Party promises to pay Agent’s and Lender’s reasonable and documented out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to the reasonable and documented fees, expenses, charges and disbursements of Sullivan & Cromwell LLP as counsel to the Lenders, plus reasonable, documented and out-of-pocket fees and expenses of local counsel in each relevant jurisdiction, collateral filing fees and searches (including Australian PPSR or UCC searches) and any notarization fees and other miscellaneous expenses, in the aggregate amount of up to [***].  In addition, each Loan Party promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to:  (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to the Loan Parties or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to the Loan Parties, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of any Loan Party’s estate, and any appeal or review thereof.

11.13Confidentiality.  Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by the Loan Parties are confidential and proprietary information of the Loan Parties, if and to the extent such information either (x) is marked as confidential by the Loan Parties at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”).  Accordingly, Agent and Lender agree that any Confidential Information it may obtain or have obtained in (i) the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral or (ii) the course of diligence and negotiation prior to signing this Agreement, shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the Loan Parties, except that Agent and Lender may disclose any such information:  (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other

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disposition of Collateral after default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of the Loan Parties; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties or any of their respective Affiliates.  If Agent or Lender becomes legally compelled to disclose any Confidential Information, other than pursuant to a confidentiality agreement, Agent or Lender, as the case may be, will provide the Loan Parties prompt written notice, if legally permissible, and will use their commercially reasonable efforts to assist the Loan Parties in seeking a protective order or another appropriate remedy.  If Agent or Lender waives the Loan Parties’ compliance with this Agreement or fails to obtain a protective order or other appropriate remedy, the Loan Parties will furnish only that portion of the Confidential Information that is legally required to be disclosed; provided that any Confidential Information so disclosed shall maintain its confidentiality protection for all purposes other than such legally compelled disclosure.  Agent’s and Lender’s obligations under this Section 11.13 shall supersede all of their respective obligations under any non-disclosure agreement with Parent or any other Loan Party.  Notwithstanding the foregoing, no party shall disclose information of the kind mentioned in section 275(1) of the Australian PPSA, except in the circumstances required by sections 275(7)(b) to (e) of the Australian PPSA.  Each Loan Party must notify Agent before authorizing the disclosure of information under section 275(7)(c) of the Australian PPSA or requesting information under section 275(7)(d) of the Australian PPSA.  Nothing in this paragraph prevents any disclosure by any party that it believes is necessary to comply with its other obligations under the Australian PPSA.

11.14 Assignment of Rights.  Each Loan Party acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”).  After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given.  No such assignment by Agent or Lender shall relieve any Loan Party of any of its obligations hereunder.  Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.15Revival of Secured Obligations.  This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Loan Party for liquidation or reorganization, if any Loan Party becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Loan Party’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender.  The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded,

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avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.16Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.17No Third Party Beneficiaries.  No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and the Loan Parties unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and the Loan Parties.

11.18Agency.

(a)Each Lender hereby irrevocably appoints Oaktree Fund Administration, LLC to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)In relation to any Swiss Security Documents under which security of an accessory nature (akzessorische Sicherheit) is granted (the “Swiss Accessory Security Agreements”), each present and future Lender hereby appoints and authorizes the Agent for the benefit of the Lenders to, with respect to such security of an accessory nature (akzessorische Sicherheit), take all action and exercise all powers and discretion in the name and for the account of such Lender as its direct representative (direkter Stellvertreter), including, without limitation, (i) to sign the relevant Swiss Accessory Security Agreements in its name, (ii) to accept, hold, administer and, if necessary, enforce the security granted under any of the Swiss Accessory Security Agreements, (iii) to agree to amendments, restatements and other alterations of the Swiss Accessory Security Agreements, (iv) to effect any release of the security under, and the termination of, any Swiss Accessory Security Agreements, and (v) to exercise such other rights, powers, authorities and discretions granted to the Agent hereunder or under the relevant Swiss Accessory Security Agreements. In relation to any Swiss Security Documents under which security of an non-accessory nature (nicht-akzessorische Sicherheit) is granted, each present and future Lender hereby appoints and authorizes the Agent for the benefit of the Lenders to, with respect to such security of an non-accessory nature (nicht-akzessorische

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Sicherheit), take all action and exercise all powers and discretion in the name of the Agent but for the account of such Lender as its indirect representative (indirekter Stellvertreter).

(c)Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Section 11.18, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(d)Agent in Its Individual Capacity.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(e)Exculpatory Provisions.  The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;
(ii)

have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)

except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their respective Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(f)The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or as the Agent shall believe in good faith

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shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(g)The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(h)Reliance by Agent.  Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties.  In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents.  Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith.  Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.  Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.19Publicity.  None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers or directors, as applicable, of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior

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notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.

11.20Service of Process.  Parent, Mesoblast UK, Mesoblast SUI and each other Loan Party that is organized outside of the United States shall appoint C T Corporation System, located at 111 Eighth Avenue, New York, NY 10011, or other agent reasonably acceptable to Agent, as its agent for the purpose of receiving and forwarding service of any process in the United States.

11.21Multiple Loan Parties.

(a)Loan Party’s Agent.  Each Loan Party hereby irrevocably appoints Mesoblast USA as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Loan Party (or any of them) from the Agent or any Lender.  The Agent may rely, and shall be fully protected in relying, on any request for the Term Loan, disbursement instruction, report, information or any other notice or communication made or given by Parent, whether in its own name or on behalf of one or more of the other Loan Parties, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Loan Party as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Loan Parties’ obligations hereunder or any other Loan Document be affected thereby.

(b)Waivers.  Each Loan Party hereby waives:  (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Loan Party or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any Lender to any other Loan Party, or to exercise any other right or power, or pursue any other remedy the Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Loan Party or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Loan Party or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Loan Party or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Loan Party or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, administration, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Loan Party or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding.  Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the

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liability of any Loan Party hereunder except the full performance and payment of all of the Secured Obligations.  If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation the any other Loan Party), then and in any such event, each Loan Party agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Loan Party, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Loan Party shall be and remain liable to the Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement.  Each Loan Party hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Loan Party, and all rights of recourse to any assets or property of any other Loan Party, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which any Loan Party may have under any present or future document or agreement with any other Loan Party or other person, and including (but not limited to) any of the foregoing rights which any Loan Party may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)Consents.  Each Loan Party hereby consents and agrees that, without notice to or by any Loan Party and without affecting or impairing in any way the obligations or liability of any Loan Party hereunder, the Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole discretion:  (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Loan Party or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Loan Parties or any endorsers of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of any Loan Party; (v) apply any sums received from any other Loan Party, any guarantor, endorser, or co-signer, or from

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the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable.  Each Loan Party consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of any Loan Party, or against or in payment of any or all of the Secured Obligations.  Each Loan Party further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations.  Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)Independent Liability.  Each Loan Party hereby agrees that one or more successive or concurrent actions may be brought hereon against such Loan Party, in the same action in which any other Loan Party may be sued or in separate actions, as often as deemed advisable by Agent. Each Loan Party is fully aware of the financial condition of each other Loan Party and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Loan Party is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto.  Each Loan Party represents and warrants that it is in a position to obtain, and each Loan Party hereby assumes full responsibility for obtaining, any additional information concerning any other Loan Party’s financial condition and any other matter pertinent hereto as such Loan Party may desire, and such Loan Party is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.

(e)Subordination.  All Indebtedness of a Loan Party or any Subsidiary of a Loan Party now or hereafter arising held by another Loan Party or Subsidiary of a Loan Party is subordinated to the Secured Obligations and the Loan Party holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination and to dispose of any such Indebtedness if the Agent is enforcing over shares in the capital of a Loan Party or any Subsidiary or holding company of a Loan Party, or if the Indebtedness is held by a Subsidiary of a Loan Party, such Loan Party shall take all actions reasonably requested by Agent to cause the Subsidiary to effect, to enforce and to give notice of such subordination and to permit the Agent to dispose of any such Indebtedness if the Agent is enforcing over shares in the capital of a Loan Party or any Subsidiary or holding company of a Loan Party.

11.22Swiss Limitation.  Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, the obligations of Mesoblast SUI or any other Loan Party incorporated in Switzerland (collectively, the “Swiss Borrower”) and the rights of Agent and Lender under this Agreement and the other Loan Documents are subject to the following limitations:

(a)If and to the extent a guarantee or security interest granted or any other obligations assumed by a Swiss Borrower under this Agreement (including the guaranty provided under Section 12) and the other Loan Documents (including any joint liability,

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indemnity, restrictions of rights of set-off or subrogation or duties to subordinate or waive claims) guarantees, provides economic benefits in respect of, or secures, obligations of its (direct or indirect) parent company (upstream security) or its sister companies (cross-stream security) (the “Upstream or Cross-Stream Secured Obligations”) and if and to the extent using the proceeds from the enforcement of such guarantee, security interest or other obligation to discharge the Upstream or Cross-Stream Secured Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) under Swiss corporate law, the proceeds from the enforcement of such guarantee, security interest or other obligation to be used to discharge the Upstream or Cross-Stream Secured Obligations shall be limited to the maximum amount of that Swiss Borrower’s freely disposable shareholder or quotaholder equity at the time of enforcement (the “Maximum Amount”); provided that such limitation is required under the applicable law at that time; provided, further, that such limitation shall not free the Swiss Borrower from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable law. This Maximum Amount of freely disposable shareholder or quotaholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of the Swiss Borrower on the basis of an interim audited balance sheet as of that time.

(b)In respect of Upstream or Cross-Stream Secured Obligations, the Swiss Borrower shall, as concerns the proceeds resulting from the enforcement of the guarantee or security interest granted or other obligations assumed under this Agreement and the other Loan Documents, if and to the extent required by applicable law in force at the relevant time:

(i)procure that such enforcement proceeds can be used to discharge Upstream or Cross-Stream Secured Obligations without deduction of Swiss Withholding Tax by discharging the liability to such tax by notification pursuant to applicable law rather than payment of the tax;

(ii)if the notification procedure pursuant to sub-paragraph (i) above does not apply and subject to paragraph (c) below, deduct the Swiss Withholding Tax at such rate (currently thirty-five percent (35%) at the date of this Agreement) as is in force from time to time from any such enforcement proceeds used to discharge Upstream or Cross-Stream Secured Obligations, and pay, without delay, any such taxes deducted to the Swiss Federal Tax Administration;

(iii)notify the Agent that such notification or, as the case may be, deduction has been made, and provide the Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and

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(iv)in the case of a deduction of Swiss Withholding Tax, use its reasonable efforts to ensure that any person, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such enforcement proceeds, will, as soon as possible after such deduction,

1.	request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and
2.	pay to the Agent upon receipt any amount so refunded.

(c)If the Swiss Borrower is required to deduct Swiss Withholding Tax pursuant to paragraph (b)(ii) above at the time the Agent is enforcing security interests granted by the Swiss Borrower, the Agent shall deduct from the proceeds received from the enforcement of such security interests the Swiss Withholding Tax at such rate (35% at the date of this Agreement) as is in force from time to time and shall pay without delay, any such taxes deducted to, in its sole discretion, (i) either the Swiss Federal Tax Administration or (ii) the Swiss Borrower (in order for the Swiss Borrower to pay the taxes to the Swiss Federal Tax Administration itself).

(d)The Swiss Borrower shall promptly take and promptly cause to be taken any action, including the following:

(i)the passing of any shareholders’ or quotaholders’ resolutions, as may be the case, to approve the use of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of the security interest in order to allow a prompt use of the enforcement proceeds;

(ii)preparation of up-to-date audited balance sheet of the Swiss Borrower;

(iii)confirmation of the auditors of the Swiss Borrower that the relevant amount represents the Maximum Amount;

(iv)conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(v)to the extent permitted by applicable law, Swiss accounting standards, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Swiss Borrower’s business (nicht betriebsnotwendig); and

(vi)all such other measures necessary to allow the Swiss Borrower to use enforcement proceeds as agreed hereunder with a minimum of limitations.

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11.23Australian PPSA Exclusions.  Where any Secured Party has a security interest (as defined in the Australian PPSA) under any Loan Document, to the extent the law permits:

(a)for the purposes of sections 115(1) and 115(7) of the Australian PPSA:

(i)each Secured Party with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) and 132(4); and

(ii)sections 142 and 143 are excluded;

(b)for the purposes of section 115(7) of the Australian PPSA, each Secured Party with the benefit of the security interest need not comply with sections 132 and 137(3);

(c)each party waives its right to receive from any Secured Party any notice required under the Australian PPSA (including a notice of a verification statement); and

(d)if the Australian PPSA is amended to permit the parties to agree not to comply with or to exclude other provisions of the Australian PPSA, Agent may request the Loan Parties’ consent (not to be unreasonably withheld or delayed) that any of these provisions is excluded, or that the Secured Parties need not comply with any of these provisions.

If a Secured Party with the benefit of a security interest exercises a right, power or remedy in connection with this document, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless that Secured Party states otherwise at the time of exercise. However, this paragraph does not apply to a right, power or remedy which can only be exercised under the Australian PPSA.

11.24Australian Code of Banking Practice. The parties acknowledge and agree that the Code of Banking Practice published by the Australian Bankers' Association (as amended, revised or amended and restated from time to time) does not apply to the Loan Documents or any transaction under them.

11.25Erroneous Payments.

(a)If the Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”), that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient

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and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (i) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or other such recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case: (i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and (ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 12.11(b)(ii).

(c)Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Term Loans (but not its Term Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of

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the Term Loans (but not Term Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an assignment with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Term Notes evidencing such Term Loans to the Borrowers or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Term Commitments which shall survive as to such assigning Lender and (iv) the Agent may reflect in the Register its ownership interest in the Term Loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Term Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Agent has sold a Term Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 12.11 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Term

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Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document

SECTION 12.  GUARANTY.

12.1Guaranty.  Each Loan Party hereby agrees that such Loan Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Agent and the Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Secured Obligations owed or hereafter owing to the Agent and the Lenders by each other Loan Party.  Each Loan Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by:

(a)the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Loan Party is or may become a party;

(b)the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by the Agent and the Lenders with respect to any of the provisions thereof;

(c)the existence, value or condition of, or failure to perfect its Lien against, any security for the Secured Obligations or any action, or the absence of any action, by the Agent and the Lenders in respect thereof (including the release of any such security);

(d)the insolvency of any Loan Party; or

(e)any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by each Loan Party that its obligations under this Section 12 shall not be discharged until the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations).  Each Loan Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Secured Obligations guaranteed hereunder.

12.2Waivers by the Loan Parties.  Each Loan Party expressly waives all rights it may have now or in the future under any statute, or at common law, or pursuant to any other laws or in equity, or otherwise, to compel the Agent or the Lenders to marshal assets or to proceed in respect of the Secured Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Secured Obligations before proceeding against, or as a condition to proceeding against, such Loan Party. It is agreed among each Loan Party, the Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, the Agent and the Lenders would decline to enter into this Agreement.

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12.3Benefit of Guaranty.  Each Loan Party agrees that the provisions of this Section 12 are for the benefit of the Agent and the Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between Borrower, on the one hand, and the Agent and the Lenders, on the other hand, the obligations of such other Loan Party under the Loan Documents.

12.4Subordination of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Loan Party hereby expressly and irrevocably subordinates to the prior payment in full, in cash, of the Secured Obligations (other than contingent indemnity obligations for which no claim is outstanding) any and all rights pursuant to any laws or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations).  Each Loan Party acknowledges and agrees that this subordination is intended to benefit the Agent and the Lenders and shall not limit or otherwise affect such Loan Party’s liability hereunder or the enforceability of this Section 12, and that the Agent, the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

12.5Election of Remedies.  If the Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Agent or such Lender a Lien upon any Collateral, whether owned by any Loan Party or by any other Person, either by judicial foreclosure or by non‑judicial sale or enforcement, the Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12.  If, in the exercise of any of its rights and remedies, the Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Loan Party hereby consents to such action by the Agent or such Lender and waives any claim based upon such action, even if such action by the Agent or such Lender shall result in a full or partial loss of any rights of subrogation which each Loan Party might otherwise have had but for such action by the Agent or such Lender.  Any election of remedies which results in the denial or impairment of the right of the Agent or any Lender to seek a deficiency judgment against any Loan Party shall not impair any other Loan Party’s obligation to pay the full amount of the Secured Obligations.  In the event the Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Agent (either directly or through one or more acquisition vehicles) or such Lender may offset the Secured Obligations against the purchase price of such bid in lieu of accepting cash or other non-cash consideration in connection with such sale or other disposition.  The amount of the successful bid at any such sale, whether the Agent, any Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair and reasonably equivalent value of the Collateral and the difference between such bid amount and the remaining balance of the Secured Obligations shall be conclusively deemed to be the amount of the Secured Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to

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which the Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

12.6Limitation.  Notwithstanding any provision herein contained to the contrary, the liability of each Loan Party (other than the Borrowers) under this Section 12 (which liability is in any event in addition to amounts for which such Loan Party is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a)the net amount of all Loans (plus all other Secured Obligations owing in connection therewith) advanced to any other Loan Party under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Loan Party; and

(b)the amount which could be claimed by the Agent and the Lenders from such Loan Party under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code, as amended, or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Loan Party’s right of contribution and indemnification from each other Loan Party under Section 12.7.

The provisions of this Section 12.6 shall be implemented automatically without the need for any amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document.

12.7UK Limitation.  The guaranty contained in this Section 12 does not apply to any liability to the extent that it would result in this guaranty constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

12.8Contribution with Respect to Guaranty Obligations.

(a)To the extent that any Loan Party shall make a payment under this Section 12 of all or any of the Secured Obligations (other than Loans made to that Loan Party for which it is primarily liable) (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party, exceeds the amount which such Loan Party would otherwise have paid if each Loan Party had paid the aggregate Secured Obligations satisfied by such Guarantor Payment in the same proportion that such Loan Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Parties as determined immediately prior to the making of such Guarantor Payment, then, following the occurrence of the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Party for the amount of such excess, pro rata based

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upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)As of any date of determination, the “Allocable Amount” of any Loan Parties shall be equal to the maximum amount of the claim which could then be recovered from such Loan Parties under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code, as amended or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)This Section 12.7 is intended only to define the relative rights of Loan Parties and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1.  Nothing contained in this Section 12.7 shall limit the liability of any Loan Party to pay the Loans made directly or indirectly to that Loan Party and accrued interest, fees, expenses and all other Secured Obligations with respect thereto for which such Loan Party shall be primarily liable.

(d)The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Party to which such contribution and indemnification is owing.

(e)The rights of the indemnifying Loan Parties against other Loan Parties under this Section 12.7 shall be exercisable upon and after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations).

12.9Liability Cumulative.  The liability of Loan Parties under this Section 12 is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any Secured Obligations or obligation of any other Loan Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

12.10Contractual Recognition of Bail-In. Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between parties, each party hereto acknowledges and accepts that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)any Bail-In Action in relation to any such liability, including (without limitation):

(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability

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(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)a cancellation of any such liability; and

(b)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

(SIGNATURES TO FOLLOW)

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IN WITNESS WHEREOF, Loan Parties, Agent and Lender have duly executed and delivered this Loan Agreement and Guaranty as of the day and year first above written.

BORROWERS:

MESOBLAST, INC.
By: /s/ Silviu Itescu
Name: Silviu Itescu
Title: Sole Director

MESOBLAST INTERNATIONAL SÀRL
________________________________ Place and Date
By: /s/ Ralph Challancin
Name: Ralph Challancin
Title: Director

GUARANTOR:

MESOBLAST UK LIMITED
By: /s/ Michael Sampson
Name: Michael Sampson
Title: Director

[Signature Page to Loan Agreement (Oaktree/Mesoblast)]

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PARENT: Executed by Mesoblast Limited in accordance with Section 127 of the Corporations Act 2001 (Cth)

/s/ Silviu Itescu	/s/ Niva Sivakumar
Signature of director	Signature of director/company secretary (Please delete as applicable)
Silviu Itescu	Niva Sivakumar
Name of director (print)	Name of director/company secretary (print)

[Signature Page to Loan Agreement (Oaktree/Mesoblast)]

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OAKTREE FUND ADMINISTRATION, LLC, as

Agent

By:  Oaktree Capital Management, L.P.

Its:  Managing Member

By:  /s/ Maria Attaar

Name: Maria Attaar

Title: Vice President

By:  /s/ Kendall Bass

Name: Kendall Bass

Title: Vice President

[Signature Page to Loan Agreement (Oaktree/Mesoblast)]

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MACQUARIE US TRADING LLC, as

Lender

By: /s/ Michael Greenblatt

Name: Michael Greenblatt

Title:

By:  /s/Joshua Karlin

Name: Joshua Karlin

Title:

[Signature Page to Loan Agreement (Oaktree/Mesoblast)]

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TABLE OF EXHIBITS AND SCHEDULES

Exhibit A:Advance Request; Attachment to Advance Request

Exhibit B:Term Note

Exhibit C:Form of Solvency Certificate

Exhibit D:Form of Warrant

Exhibit F:Compliance Certificate

Exhibit G:Joinder Agreement

Exhibit I-1:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-2:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-3:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-4:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1.1Commitments

Annex ASecurity Arrangements

Annex BNovartis License and Collaboration Agreement Covenants

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EXHIBIT A

ADVANCE REQUEST

To: Agent:Date:[Insert Date of Request]

[•]

Mesoblast, Inc. (“Company”) hereby requests, on behalf of itself and each other Borrower (as defined in the Agreement), from the Lenders an Advance in the amount of [Insert Requested Advance Amount] Dollars ($[ ● ].00) on [Insert Date of Advance] (the “Advance Date”) pursuant to the Loan Agreement and Guaranty among Company, each other Borrower, each Guarantor, Agent and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)Issue a check payable to Company________

Or

(b)Wire Funds to Company’s account________

Bank:                        [ ● ]
Address:                   [ ● ]
ABA Number:         [ ● ]
Account Number:    [ ● ]
Account Name:       [ ● ]

Contact Person:        [ ● ]
Phone Number        [ ● ]

To Verify Wire Info: [ ● ]

Email address:           [ ● ]

Company represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to:  (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that each Loan Party is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of

US-DOCS\126899452.1

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Default under the Loan Documents.  Company understands and acknowledges that Agent has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Company hereby represents that each Loan Party’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Company agrees to notify Agent promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Advance Date and if Agent has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Company:

MESOBLAST, INC.

_______________________
Print Name:
Title:

US-DOCS\126899452.1

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ATTACHMENT TO ADVANCE REQUEST

Borrower hereby represents and warrants to Agent that each Loan Party’s current name and organizational status is as follows:

Name:	[ ● ]
Type of organization:	[ ● ]
State of organization:	[ ● ]
Organization file number:	[ ● ]

[Please insert duplicate blocks for each Loan Party.]

Company hereby represents and warrants to Agent that the street addresses, cities, states and postal codes of each Loan Party’s current locations are as follows:

Addresses with books and records:

Complete street and mailing address, including county	Name of Loan Party

Addresses where a Loan Party owns, leases, or occupies real property or maintains equipment, inventory, or other property at such address:

Complete street and mailing address, including county	Name of Loan Party

US-DOCS\126899452.1

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EXHIBIT B

SECURED TERM PROMISSORY NOTE

$[___________]	Advance Date: ___ __, 20[ ]

FOR VALUE RECEIVED, Mesoblast, Inc., a Delaware corporation and Mesoblast International Sàrl, a company formed under the laws of Switzerland, for themselves and each of their Subsidiaries that has delivered a Joinder Agreement pursuant to Section 7.13 (collectively, the “Borrowers”) hereby promise to pay to the order of [•], a [•] (the “Lender”) at [•] or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States, the principal amount of [____________] Dollars ($[__________]) or such other principal amount as Lender has advanced to the Borrowers, together with interest at a rate as set forth in Section 2.2(c) of the Loan Agreement based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan Agreement and Guaranty dated as of November 19, 2021, by and among the Borrowers, the Guarantors, Oaktree Fund Administration, LLC (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Each Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.  Each Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Promissory Note has been negotiated and delivered to Lender and is payable in the State of New York.  This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of New York, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWERS:

[SIG BLOCKS TO BE INSERTED]

US-DOCS\126899452.1

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EXHIBIT F

COMPLIANCE CERTIFICATE

Oaktree Fund Administration, LLC (as “Agent”)
[•]

Reference is made to that certain Loan Agreement and Guaranty dated as of November 19, 2021 and the Loan Documents (as defined therein) entered into in connection with such Loan Agreement and Guaranty all as may be amended from time to time (hereinafter referred to collectively as the “Loan Agreement”) by and among Oaktree Fund Administration, LLC (the “Agent”), the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Lenders”) and [insert name of main borrower] (the “Company”) as Borrower and each other Borrower and Guarantor party thereto. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies, in such capacity, that in accordance with the terms and conditions of the Loan Agreement, except as set forth below, (i) each Loan Party is in compliance for the period ending of all covenants, conditions and terms and (ii) hereby reaffirms that all representations and warranties contained therein are true and correct in all material respects on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date. The undersigned further certifies the attached financial statements are prepared in accordance with GAAP or IFRS, as applicable (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year-end adjustments) and are consistent from one period to the next except as explained below.

Exceptions:

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED
Interim Financial Statements	Quarterly within 60 days

Audited Financial Statements	FYE within 90 days

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ACCOUNTS

The undersigned hereby also confirms the below disclosed accounts represent all depository accounts and securities accounts presently open in the name of each Loan Party or Subsidiary, as applicable.

Have any depository or securities accounts been opened since the last Compliance Certificate? YES/NO

Are the Loan Parties in compliance with Section 7.12 based on the below disclosed depository accounts and securities accounts? YES/NO

Last AccountMonth TypeEndingPurpose DepositoryFinancial(DepositoryAccountof AC #Institution/ Securities)BalanceAccount
LOAN PARTY Name/Address:
1 2 3 4 5 6 7

LOAN PARTY/ SUBSIDIARY Name/Address
1

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[***]

(a)The amount of Unrestricted Cash held in accounts in the United States as of the date hereof: $_____________

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INSURANCE

Have the Loan Parties amended or entered into any new insurance policies? YES/NO

Very Truly Yours,

[SIG BLOCK TO BE ADDED]

4810-9912-0636 v.15

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [          ], 20[  ], and is entered into by and between__________________, a ___________ corporation (“Subsidiary”), and Oaktree Fund Administration, LLC, a Delaware limited liability company (as “Agent”).

RECITALS

A.  Subsidiary’s Affiliate, Mesoblast, Inc., a Delaware corporation (“Company”) has entered into that certain Loan Agreement and Guaranty dated as of November 19, 2021, with Company, each other Borrower (as defined in the Loan Agreement) and Guarantor (as defined in the Loan Agreement), the several banks and other financial institutions or entities from time to time party thereto as lender (collectively, the “Lender”) and the Agent, as such agreement may be amended, restated or modified (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith, including but not limited to the IP Security Agreements (as defined in the Loan Agreement);

B.  Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.
2.

By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were a [Borrower][Guarantor] (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, including, without limitation providing a continuing guaranty pursuant to Section 12 of the Loan Agreement; provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [        ], (b) neither Agent nor Lender shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other Loan Documents, (c) that if Subsidiary is covered by Company’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Company satisfies the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Agent separate Financial Statements.  To the extent that Agent or Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other Loan Documents, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other Person or entity.  By way of example (and not an exclusive list): (i) Agent’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed among Company, Agent and

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Lender shall be deemed provided to Subsidiary; (ii) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

3.

Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.

4.

Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

5.

As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Subsidiary hereby grants to Agent a security interest in all of Subsidiary’s right, title, and interest in and to the Collateral, including the Intellectual Property Collateral.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

_________________________________.

By:
Name:
Title:
Address:

Telephone: ___________
email: ____________

AGENT:

OAKTREE FUND ADMINISTRATION, LLC

By:____________________________________
Name:__________________________________
Title: ___________________________________

Address:
[•]

4810-9912-0636 v.15

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Loan Agreement and Guaranty dated November 19, 2021(the “Loan Agreement”) by and by and between Mesoblast Limited ACN 109 431 870, an Australian listed public company, Mesoblast UK Limited, a company incorporated in England and Wales with registered number 07596260 whose registered address is 5 New Street Square, London, EC4A 3TW, UK, Mesoblast, Inc., a Delaware corporation, Mesoblast International Sàrl, a company organized under the laws of Switzerland, and each of Parent’s Subsidiaries that delivers a Joinder Agreement pursuant to Section 7.13 of the Loan Agreement, Oaktree Fund Administration, LLC, as agent for the lenders, and the several banks and other financial institutions or entities from time to time party thereto.

Pursuant to the provisions of Section 2.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Date:  ________ __, 20[  ][NAME OF LENDER]

By:_________________________________

Name:

Title:

4810-9912-0636 v.15

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Loan Agreement and Guaranty dated November 19, 2021(the “Loan Agreement”) by and by and between Mesoblast Limited ACN 109 431 870, an Australian listed public company, Mesoblast UK Limited, a company incorporated in England and Wales with registered number 07596260 whose registered address is 5 New Street Square, London, EC4A 3TW, UK, Mesoblast, Inc., a Delaware corporation, Mesoblast International Sàrl, a company organized under the laws of Switzerland, and each of Parent’s Subsidiaries that delivers a Joinder Agreement pursuant to Section 7.13 of the Loan Agreement, Oaktree Fund Administration, LLC, as agent for the lenders, and the several banks and other financial institutions or entities from time to time party thereto.

Pursuant to the provisions of Section 2.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Date:  ________ __, 20[  ][NAME OF PARTICIPANT]

By:_________________________________

Name:

Title:

4810-9912-0636 v.15

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Loan Agreement and Guaranty dated November 19, 2021(the “Loan Agreement”) by and by and between Mesoblast Limited ACN 109 431 870, an Australian listed public company, Mesoblast UK Limited, a company incorporated in England and Wales with registered number 07596260 whose registered address is 5 New Street Square, London, EC4A 3TW, UK, Mesoblast, Inc., a Delaware corporation, Mesoblast International Sàrl, a company organized under the laws of Switzerland, and each of Parent’s Subsidiaries that delivers a Joinder Agreement pursuant to Section 7.13 of the Loan Agreement, Oaktree Fund Administration, LLC, as agent for the lenders, and the several banks and other financial institutions or entities from time to time party thereto.

Pursuant to the provisions of Section 2.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Date:  ________ __, 20[  ][NAME OF PARTICIPANT]

By:_________________________________

Name:

Title:

4810-9912-0636 v.15

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Loan Agreement and Guaranty dated November 19, 2021 (the “Loan Agreement”) by and by and between Mesoblast Limited ACN 109 431 870, an Australian listed public company, Mesoblast UK Limited, a company incorporated in England and Wales with registered number 07596260 whose registered address is 5 New Street Square, London, EC4A 3TW, UK, Mesoblast, Inc., a Delaware corporation, Mesoblast International Sàrl, a company organized under the laws of Switzerland, and each of Parent’s Subsidiaries that delivers a Joinder Agreement pursuant to Section 7.13 of the Loan Agreement, Oaktree Fund Administration, LLC, as agent for the lenders, and the several banks and other financial institutions or entities from time to time party thereto.

Pursuant to the provisions of Section 2.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Date:  ________ __, 20[  ][NAME OF LENDER]

By:_________________________________

Name:

Title:

4810-9912-0636 v.15

SCHEDULE 1.1

COMMITMENTS

LENDER	TRANCHE	TERM COMMITMENT	HMRC DT Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
Macquarie US Trading LLC	A	$60,000,000	13/M/386438/DTTP, USA (UK Treaty Lender)
Macquarie US Trading LLC	B	$10,000,000	13/M/386438/DTTP, USA (UK Treaty Lender)
Macquarie US Trading LLC	C	$20,000,000	13/M/386438/DTTP, USA (UK Treaty Lender)
TOTAL COMMITMENTS		$90,000,000

4810-9912-0636 v.15

Annex A

SECURITY ARRANGEMENTS

1.1Covenants.  Until the payment in full of Secured Obligations (other than contingent indemnity obligations for which no claim is outstanding) and the termination of all Term Commitments, each Loan Party agrees that it shall:

(a)appear in and defend any action, suit or proceeding which is reasonably likely to adversely affect its title to, or right or interest in, or the Agent’s right or interest in, the Collateral, including any action, suit or proceeding with respect to any Liens on the Collateral (other than any Permitted Lien);

(b)do and perform all commercially reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral;

(c)comply, in all material respects, with all applicable Laws, and all policies of insurance, relating to the possession, operation, maintenance and control of the Collateral;

(d)keep all Books pertaining to the Rights to Payment of such Loan Party at such Loan Party’s chief executive office, principal place of business or place where such Loan Party conducts business;

(e)upon the occurrence and during the continuation of an Event of Default and upon the written request of the Agent (A) notify all or any designated portion of the account debtors and other obligors on the Rights to Payment of such Loan Party of the security interest hereunder and any Security Document, (B) notify the account debtors and other obligors on the Rights to Payment or any designated portion thereof that payment shall be made directly to the Agent or to such other Person or location as the Agent shall specify; and (C) establish such lockbox or similar arrangements for the payment of the Accounts and other Rights to Payment of such Loan Party as the Agent shall require;

(f)within 45 days after the end of each fiscal year, notify the Agent of any outstanding Commercial Tort Claims having a value greater than $2,000,000); and

(g)cooperate with the Agent in obtaining control (as defined in the UCC) of Collateral consisting of any Deposit Accounts, Securities Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights, including delivery of Account Control Agreements, as the Agent may request or deem desirable, to perfect and continue perfected, maintain the priority of or provide notice of the Agent’s security interest in such Collateral.

1.2Authorization; Agent Appointed Attorney-in-Fact.  In addition to (and not in limitation of) any other right or remedy provided to the Agent under this Annex A, the Agreement or any other Loan Document, the Agent shall have the right to, in the name

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of any Loan Party, or in the name of the Agent or otherwise, without notice to or assent by any such Loan Party, and each Loan Party hereby constitutes and appoints the Agent (and any of the Agent’s officers or employees or agents designated by the Agent) as such Loan Party’s true and lawful attorney-in-fact, with full power and authority to, solely during the continuation of an Event of Default and exercise of remedies pursuant to Section 10 hereof:

(a)take possession of and endorse any notes, acceptances, checks, drafts, money orders or other forms of payment or security and collect any proceeds of any Collateral;

(b)sign and endorse any invoice or bill of lading, warehouse or storage receipts, drafts against customers or other obligors, assignments, notices of assignment, verifications and notices to customers or other obligors relating to any of the Collateral;

(c)notify the U.S. Postal Service and other postal authorities to change the address for delivery of mail addressed to such Loan Party to such address as the Agent may designate; and, without limiting the generality of the foregoing, establish with any Person lockbox or similar arrangements for the payment of the Rights to Payment of such Loan Party;

(d)receive, open and dispose of all mail addressed to such Loan Party;

(e)send requests for verification of Rights to Payment to the customers or other obligors of such Loan Party;

(f)contact, or direct such Loan Party to contact, all account debtors and other obligors on the Rights to Payment of such Loan Party and instruct such account debtors and other obligors to make all payments directly to the Agent;

(g)assert, adjust, sue for, compromise or release any claims under any policies of insurance;

(h)exercise dominion and control over, and refuse to permit further withdrawals from, any Deposit Accounts of such Loan Party maintained with the Agent, any Lender or any other bank, financial institution or other Person, in each case other than any Excluded Accounts;

(i)notify each Person maintaining lockbox or similar arrangements for the payment of the Rights to Payment of such Loan Party to remit all amounts representing collections on such Rights to Payment directly to the Agent;

(j)ask, demand, collect, receive and give acquittances and receipts for any and all Rights to Payment of such Loan Party, enforce payment or any other rights in respect of the Rights to Payment and other Collateral, grant consents, agree to any amendments, modifications or waivers of the agreements and documents governing such Rights to Payment and other Collateral, and otherwise file any Claims, take any action or institute, defend, settle or adjust any actions, suits or proceedings with respect to the Collateral, as the Agent may deem necessary or desirable to maintain, preserve and

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protect the Collateral, to collect the Collateral or to enforce the rights of the Agent with respect to the Collateral;

(k)execute any and all applications, documents, papers and instruments necessary for the Agent to use or otherwise exploit the Intellectual Property Collateral constituting Collateral and grant or issue any exclusive or non-exclusive License with respect to any Intellectual Property Collateral constituting Collateral, in each case to the extent permitted by such applicable Intellectual Property Collateral;

(l)execute any and all endorsements, assignments or other documents and instruments necessary to sell, lease, license, assign, convey or otherwise transfer title in, or dispose of, the Collateral;

(m)execute and deliver to any securities intermediary or other Person any entitlement order or other notice, document or instrument which the Agent may deem necessary or advisable to maintain, protect, realize upon and preserve the Deposit Accounts and Investment Property of such Loan Party constituting Collateral and the Agent’s security interest therein;

(n)commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral;

(o)settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; and

(p)use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and execute any and all such other documents and instruments, and do any and all acts and things for and on behalf of such Loan Party, which the Agent may deem necessary or advisable to maintain, protect, realize upon and preserve the Collateral and the Agent’s security interest therein and to accomplish the purposes of this Agreement.

1.3Remedies. Solely upon the occurrence and during the continuation of an Event of Default and exercise of remedies pursuant to Section 10 hereof, each Loan Party agrees to deliver each item of Collateral to the Agent on demand, and the Agent shall have, in addition to all other rights and remedies granted to it in this Agreement or any other Loan Document, all rights and remedies of a secured party under the UCC and other applicable law. Without limiting the generality of the foregoing, each Loan Party agrees that:

(a)The Agent may peaceably, with or without legal process and with or without notice, without liability for trespass enter any premises of such Loan Party, take possession of any Collateral, remove or dispose of all or part of the Collateral on any premises of such Loan Party or elsewhere, or, in the case of Equipment, render it nonfunctional, and otherwise collect, receive, appropriate and realize upon all or any part of the Collateral, and demand, give receipt for, settle, renew, extend, exchange, compromise, adjust, or sue for all or any part of the Collateral, as the Agent may

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determine, and, generally, exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law.

(b)The Agent may require such Loan Party to assemble all or any part of the Collateral and make it available to the Agent, at any place and time designated by the Agent.

(c)The Agent may use or transfer any of such Loan Party’s rights and interests in any Intellectual Property Collateral constituting Collateral, by license, by sublicense (solely to the extent permitted by such applicable license) or otherwise, on such conditions and in such manner as the Agent may determine.

(d)The Agent may secure the appointment of a receiver of the Collateral or any part thereof (to the extent and in the manner provided by applicable law).

(e)The Agent may withdraw (or cause to be withdrawn) any and all funds from any Deposit Accounts, Securities Accounts or Commodity Accounts, in each case other than Excluded Accounts.

(f)The Agent may sell, resell, lease, use, assign, transfer or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing (utilizing in connection therewith any of such Loan Party’s assets, without charge or liability to the Administrative Agent therefor) at public or private sale or at any broker’s board or any securities exchange, by one or more Contracts, in one or more parcels, at the same or different times, for cash or credit or for future delivery without assumption of any credit risk, all as the Agent deems advisable; provided that such Loan Party shall be credited with the net proceeds of a sale only when such proceeds are finally collected by the Agent. The Agent and each of the Lenders shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, which right or equity of redemption such Loan Party hereby releases, to the extent permitted by law. The Agent shall give such Loan Party such notice of any public or private sale as may be required by the UCC or other applicable law. Such Loan Party recognizes that the Agent may be unable to make a public sale of any or all of the Collateral, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale.  Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Loan Party, and each Loan Party hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Loan Party now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Agent shall give each applicable Loan Party not less than 10 days’ written notice (which each Loan Party agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Agent’s intention to make any

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sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, and by the Agent in its own right or by one or more agents or contractors, upon any premises owned, leased or occupied by any Loan Party, the Agent or any such agent or contractor, and any such sale may include any other property, in each case, as the Agent may (in its sole and absolute discretion) determine. The Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Agent until the sale price is paid by the purchaser or purchasers thereof, but the Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Lender may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Loan Party (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Lender from any Loan Party as a credit against the purchase price, and such Lender may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Loan Party therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Agent shall be free to carry out such sale pursuant to such agreement and no Loan Party shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations shall have been indefeasibly paid in full in cash. As an alternative to exercising the power of sale herein conferred upon it, the Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Annex A shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions. Neither the Agent nor the Lenders shall be required to marshal any present or future Collateral or to resort to such Collateral in any particular order.

(g)Neither the Agent nor any Lender shall have any obligation to clean up or otherwise prepare the Collateral for sale. The Agent has no obligation to attempt to

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satisfy the Secured Obligations by collecting them from any other Person liable for them and the Agent and the Lenders may release, modify or waive any Collateral provided by any other Person to secure any of the Secured Obligations, all without affecting the Agent’s or any Lender’s rights against such Loan Party. Such Loan Party waives any right it may have to require the Agent or any Lender to pursue any third Person for any of the Secured Obligations. The Agent and the Lenders may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. The Agent may sell the Collateral without giving any warranties as to the Collateral. The Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If the Agent sells any of the Collateral upon credit, such Loan Party will be credited only with payments actually made by the purchaser, received by the Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the Loan Parties shall be credited with the proceeds of the sale.

1.4Intellectual Property License. For the purpose of enabling the Agent to exercise its rights and remedies under this Annex A, Section 10 or otherwise in connection with this Agreement, and solely during the continuance of an Event of Default, each Loan Party hereby grants to the Agent an irrevocable, non-exclusive license (exercisable without payment or royalty or other compensation to such Loan Party) to use, license or sublicense any Intellectual Property Collateral and, including in such license, all access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that nothing in this Annex A shall require a Loan Party to grant any license that (i) violates the express terms of any agreement between a Loan Party and a third party governing such Loan Party’s use of such Intellectual Property, or gives such third party any right of acceleration, modification or cancellation therein, or (ii) is prohibited by any applicable Law; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to maintenance of quality standards with respect to the goods and services on which such Trademarks are used necessary to preserve the validity of such Trademarks

1.5Proceeds Account. (a) Subject to Section 1.5(b) of this Annex A, to the extent that any of the Secured Obligations may be contingent, unmatured or unliquidated at such time as an Event of Default has occurred and is continuing and remedies have been exercised pursuant to Section 10 hereof, the Agent may, at its election, (i) retain the proceeds of any sale, collection, disposition or other realization upon the Collateral (or any portion thereof) in a special purpose non-interest-bearing restricted deposit account (the “Proceeds Account”) created and maintained by the Agent for such purpose (which shall constitute a Deposit Account included within the Collateral hereunder) until such time as the Agent may elect to apply such proceeds to the Secured Obligations, and each Loan Party agrees that such retention of such proceeds by the Agent shall not be deemed strict foreclosure with respect thereto; (ii) in any manner elected by the Agent, estimate the liquidated amount of any such contingent, unmatured or unliquidated Claims and apply the proceeds of the Collateral against such amount; or (iii) otherwise proceed in any manner permitted by applicable law. Each Loan Party agrees that the Proceeds Account shall be a

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blocked account and that upon the irrevocable deposit of funds into the Proceeds Account, such Loan Party shall not have any right of withdrawal with respect to such funds. Accordingly, each Loan Party irrevocably waives until the termination of this Agreement the right to make any withdrawal from the Proceeds Account and the right to instruct the Agent to honor drafts against the Proceeds Account.

(b) The cash proceeds actually received from the sale or other disposition or collection of any Loan Party’s Collateral, and any other amounts received in respect of such Collateral the application of which is not otherwise provided for herein, shall be applied as provided in Section 10.2 of the Agreement. Any surplus thereof which exists after payment in full of the Secured Obligations (other than the contingent indemnity obligations for which no claim is outstanding) shall be promptly paid over to such Loan Party or otherwise disposed of in accordance with the UCC or other applicable law. Each Loan Party shall remain liable to the Agent and Lenders for any deficiency which exists after any sale or other disposition or collection of Collateral.

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Annex B

NOVARTIS LICENSE AND COLLABORATION AGREEMENT COVENANTS

1.1Each of Parent and Mesoblast SUI shall not permit the [***] in any material respect that is adverse to the Lenders (including by adding any material obligations or liabilities without the prior written consent of Agent, such consent not to be unreasonably withheld.

1.2Notwithstanding anything to the contrary herein, if the [***] is materially breached or terminated as a result of any action or failure [***], (i) there shall not be any Event of Default hereunder solely as a result of such material breach or termination and (ii) [***]  For the avoidance of doubt, [***]

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